Exhibit 2.1

AGREEMENT AND PLAN OF MERGER among AERIAL TOPCO, L.P., AERIAL MERGER SUB, INC. and NEUSTAR, INC. Dated as of December 14, 2016

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. NeuStar’s stockholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of NeuStar or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by NeuStar.

Exhibit A – Certificate of Incorporation of the Surviving Corporation

Exhibit B – Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	5.2
Acquisition Proposal	5.2
Action	8.5
Adverse Recommendation Change	5.2
Affiliate	8.5
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Antitrust Law	8.5
Book-Entry Shares	2.3
Breakup Fee	7.3
Business Data	8.5
Business Day	8.5
Business Systems	8.5
Canadian NPAC Contract	8.5
Certificate	2.3
Certificate of Merger	1.3
CFIUS	5.5(d)
CFIUS Approval	5.5(d)
Class A Common Stock	2.1
Class B Common Stock	2.1
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	3.2(b)
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Letter	Article III
Company Employee	5.8
Company Intellectual Property	3.15
Company Mitigation Measures	5.5(a)(vi)
Company Parties	8.5
Company Plans	3.11
Company Products	8.5
Company Recommendation	5.3
Company Registered IP	3.15
Company SEC Documents	3.6
Company Stock Option	2.2
Company Stock Plans	2.2

Term	Section
Company Stockholder Approval	3.2
Confidentiality Agreements	8.5
Contract	8.5
Control	8.5
Credit Agreement	8.5
Customs and International Trade Laws	8.5
Cut-off Date	5.2
Data Security Requirements	8.5
Debt Financing	4.5
Debt Financing Commitment	4.5
Debt Financing Sources	8.5
Delaware Secretary of State	1.3
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.3
Environmental Laws	8.5
Equity Financing	4.5
Equity Financing Commitments	4.5
Equity Financing Sources	8.5
ERISA	3.11
ESPP	2.2
ESPP Share	2.2
Exchange Act	3.3
Excluded Person	5.2
Exercise Period	2.2
Failed Closing Fee	7.3
FCC	8.5
Financing	4.5
Financing Commitments	4.5
Foreign Company Plan	8.5
Fundamental Representations	8.5
GAAP	3.6
GIC Guarantor	Recitals
Go-Shop Period	5.2
Governmental Entity	8.5
Government Official	8.5
Guarantors	Recitals
HSR Act	3.3
Indebtedness	8.5
Indemnified Person	5.11
Intellectual Property	3.15

v

Term	Section
Intervening Event	5.2
IRS	3.11
J.P. Morgan	3.17
Knowledge	8.5
Law	8.5
Lead Arrangers	8.5
Leased Real Property	3.14
Leases	8.5
Lien	8.5
Liabilities	3.7
Limited Guarantees	Recitals
Material Adverse Effect	8.5
Material Contract	3.13
Measurement Time	3.4
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
No-Shop Period Start Date	5.2
Notes	5.7
Notes Discharge	5.7
Notes Redemption	5.7
Notice Period	5.2
NPAC Contract	8.5
NPAC Intervening Event	5.2
Open Source Software	8.5
Other Parent Obligations	7.3
Outside Date	7.1
Owned Real Property	3.14
Parent	Preamble
Parent Expenses	7.3(c)
Parent Material Adverse Effect	8.5
Parent Parties	8.5
Parent Plan	5.8
Paying Agent	2.3
Payment Fund	2.3
Permits	3.10
Permitted Lien	8.5
Person	8.5
Preferred Stock	3.4
Proxy Statement	5.3
PVRSU	8.5

Term	Section
Redemption Notice	5.7
Representatives	5.2
Restricted Stock	2.2
RSU	2.2
SEC	3.6
Securities Act	3.3
Shares	2.1
Solvent	4.7
SOX	3.6
Stockholder Litigation	8.5
Subsidiary	8.5
Superior Proposal	5.2
Surviving Corporation	1.1
Takeover Laws	3.16
Tax Returns	3.12
Taxes	3.12
Technical Deficiencies	8.5
Telecom Related Entity	4.8(a)
Transaction Related Matters	7.3
Trust Indenture Act	3.3
U.S. Company Plan	8.5
WARN	5.8
Willful Breach	7.3
Winning Bidder	4.9

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2016, among Aerial Topco, L.P., a Delaware limited partnership (“Parent”), Aerial Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NeuStar, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company and Merger Sub has declared it advisable and in the best interests of their respective stockholders to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and such Boards of Directors have approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the General Partner of Parent has approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, at or prior to the Closing, Parent may (a) form one or more wholly-owned Subsidiaries, (b) cause to be contributed to such Subsidiaries all of the capital stock of Merger Sub and (c) assign this Agreement (in whole or in part) and its rights and obligations hereunder to any such Subsidiary in accordance with Section 8.13 hereof;

WHEREAS, the Board of Directors of the Company has approved a resolution recommending to the stockholders of the Company that they adopt this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Golden Gate Capital Opportunity Fund, L.P. (the “GGC Guarantor”) and Hux Investment Pte Ltd (the “GIC Guarantor” and, together with the GGC Guarantor, the “Guarantors”) has provided a limited guarantee (collectively, the “Limited Guarantees”) with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that, unless otherwise agreed by Parent, the Closing shall not occur prior to February 10, 2017. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall continue in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall continue as the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub or any other Person, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) and each share of Class B Common Stock, par value $0.001 per share, of the Company (the “Class B Common Stock”) (such shares of Class A Common Stock and Class B Common Stock, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with paragraph (b) below and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $33.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall be changed into a different number of shares or a different class or shall have different terms, in each case as a result of any reclassification, recapitalization, stock split (including a reverse stock split), stock dividend or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.2 Treatment of Options and Other Equity-Based Awards. (a) At least 20 days prior to the Closing Date, each holder of an outstanding Company Stock Option, whether vested or unvested, shall be provided with written notice that such holder shall, during the period beginning on the date of such notice and ending on the Business Day preceding the Closing Date (the “Exercise Period”), have the right to exercise such Company Stock Option, with such exercise conditioned on the occurrence of the Effective Time. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and not exercised during the Exercise Period shall be cancelled at the Effective Time in exchange for the right of the holder of such Company Stock Option to receive, for each Share subject to such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the excess, if any, of the Merger Consideration over the applicable exercise price, with the aggregate amount of such payment rounded up to the nearest cent.

(b) At the Effective Time, each RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted at the Effective Time into the right of the holder of such RSU to receive, for each RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(c) At the Effective Time, each PVRSU shall become vested (i) with respect to future periods, assuming the satisfaction of the applicable performance goal(s) at the 100% target level, (ii) with respect to 2016, in accordance with actual performance achieved in such period as further described in Section 2.2(c) of the Company Disclosure Letter, and (iii) with respect to prior periods, in accordance with actual performance achieved in each such period and, in each case, each such PVRSU shall be cancelled and converted at the Effective Time into the right of the holder of such PVRSU to receive, for each PVRSU an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(d) As promptly as practicable following the Effective Time (and, in any event, not later than the third Business Day thereafter), the Surviving Corporation shall pay through its payroll system the amounts due and payable under this Section to each holder of Company Stock Options, RSUs and PVRSUs.

(e) At the Effective Time, each share of restricted stock (“Restricted Stock”) granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be treated under this Article the same as other Shares outstanding immediately prior to the Effective Time. To the extent payable to a current or former employee of the Company or a Subsidiary, such payments shall be made by the Surviving Corporation through its payroll system and shall be subject to applicable tax withholdings.

(f) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the NeuStar, Inc. Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP, (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, and (iii) no offering period shall be commenced after the date of this Agreement. If the Effective Time is expected to occur prior to the conclusion of the current offering period under the ESPP, the then-current offering period shall terminate immediately prior to the Effective Time, with each participant in the ESPP at such time being entitled to receive an amount in cash equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares such participant would have been able to purchase with the balance of his or her payroll account under the ESPP if the Closing Date had been the applicable purchase date under the ESPP for the then-current offering period (each, an “ESPP Share”), with the aggregate amount of such payment rounded up to the nearest cent and subject to deduction for any required withholding Tax. Each participant in the ESPP described in the preceding sentence shall have no further rights or benefits under the ESPP other than as described in the preceding sentence. The payments (if any) contemplated by this Section 2.2(f) shall be made by the Surviving Corporation as promptly as practicable following the Effective Time (and, in any event, not later than the third Business Day thereafter).

(g) Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options, RSUs, PVRSUs or Restricted Stock, and each participant in the ESPP, setting forth each holder’s rights pursuant to the respective Company Stock Plan or the ESPP, and stating that such Company Stock Options, RSUs, PVRSUs or Restricted Stock, or such participant’s payroll account under the ESPP, as applicable, shall be treated in the manner set forth in this Section.

(h) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans and the ESPP shall terminate and (ii) no holder of a Company Stock Option, RSU, PVRSU or Restricted Stock, nor any participant in the ESPP, shall have any rights with respect thereto, including any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section in cancellation and settlement thereof.

SECTION 2.3 Exchange and Payment. (a) Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Company’s transfer agent to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time (or, solely with respect to freely available cash of the Company and its Subsidiaries, promptly after the Effective Time), Parent shall deposit (or cause to be deposited) with the Paying Agent, to be held in trust for the benefit of the holders of the Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration due pursuant to this Article.

(b) Promptly after the Effective Time (and, in any event, not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.

(c) The Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), if any, the Merger Consideration for each such Book-Entry Share, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and such Book-Entry Shares shall then be canceled.

(d) No interest will be paid to or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(e) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and the Paying Agent that such tax either has been paid or is not applicable.

(f) Until surrendered as contemplated by this Section, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(g) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for Merger Consideration as provided in this Article, subject to applicable Law in the case of Dissenting Shares.

(h) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that (i) no investment of such cash shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments in all events shall be in short-term obligations of the United States of America with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States of America. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to such deficiency. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(i) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(j) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(k) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(l) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares (including Restricted Stock), Company Stock Options, RSUs or PVRSUs such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and who properly demands appraisal of such Shares pursuant to Section 262 of the DGCL

(“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with this Article. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed or furnished prior to the date of this Agreement (provided, that, for purposes of this clause (a), the Company SEC Documents shall not be deemed to include (i) any risk factors, any “forward-looking statements,” any disclosures contained or referenced therein under the caption “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature or (ii) any exhibits or other documents incorporated therein by reference; provided, further, that any matter disclosed in the Company SEC Documents pursuant to this clause (a) shall be deemed to be disclosed and incorporated by reference in and with respect to a Section of this Agreement only to the extent the applicability of such information and disclosure to such Section is reasonably apparent on its face; provided, further, that in no event shall the Company SEC Documents be deemed to be disclosed or incorporated by reference in or with respect to the Fundamental Representations or Section 3.4(a) or 3.4(b)), or (b) in the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (provided, that the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement only to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of (i) the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and (ii) the certificate of incorporation, bylaws or similar governing instruments for each of the Company’s Subsidiaries, in each case as amended to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing instruments (i.e., in the case of the Company, the Company Charter and Company Bylaws) in any material respect.

SECTION 3.2 Authority; Execution; Delivery. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the execution hereof (and subject to Section 5.2(c)), the Board of Directors of the Company (the “Company Board”) at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement.

(c) The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 3.3 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not:

(i) subject to receipt of such consents and approvals of the FCC as required to consummate the Merger and the other transactions contemplated hereby, conflict with or violate the Company Charter or Company Bylaws;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, with respect to the Company and its Subsidiaries, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) such filings as may be required under any state securities or “blue sky” laws, (iii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other applicable Antitrust Laws, (iv) such filings and/or consents as the FCC may deem necessary in connection with the Merger and the transactions contemplated hereby, (v) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange, (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (vii) the CFIUS Approval, (viii) as set forth on Schedule 6.2(d), and (ix) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, $0.001 par value per share, (ii) 100,000,000 shares of Class B Common Stock, $0.001 par value per share and (iii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). As of the close of business on December 12, 2016 (the “Measurement Time”), (A) 54,757,172 shares of Class A Common Stock (including 571,913 shares of Restricted Stock) were issued and outstanding, (B)

1,864 shares of Class B Common Stock were issued and outstanding, (C) no shares of Preferred Stock were issued and outstanding, (D) 27,188,144 shares of Class A Common Stock were held by the Company as treasury shares, (E) no shares of Class B Common Stock or Preferred Stock were held by the Company as treasury shares, (F) 1,013,369 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 2,393,968 shares of Class A Common Stock were reserved for issuance pursuant to outstanding RSUs and 2,220,752 shares of Class A Common Stock were reserved for issuance pursuant to outstanding PVRSUs (assuming the satisfaction of the applicable performance goal(s) at the 100% target level), and (G) 87,716 shares of Class A Common Stock were reserved for issuance pursuant to the ESPP.

(b) Except as set forth above and except for changes since the close of business on the Measurement Time resulting from the exercise of Company Stock Options or the vesting of RSUs or PVRSUs outstanding at such time, (i) there are not outstanding (A) any shares of capital stock or other voting equity securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of the Company, (C) any options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.

(c) No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(d) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(e) The Company does not have outstanding any bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of capital stock of the Company on any matter.

(f) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which the Company is a party and that relate to any of the capital stock of the Company.

(g) Section 3.4(g) of the Company Disclosure Letter sets forth a true and complete list of (i) all holders, as of the Measurement Time, of outstanding Company Stock Options, RSUs, PVRSUs or Restricted Stock, indicating, as applicable, the type of award granted, the number of Shares subject to such award, the name of the Company Stock Plan under which such award was granted, the date of grant, the exercise or purchase price of such award (if applicable) and the expiration date of such award and (ii) all participants in the ESPP and the balance of their respective payroll accounts thereunder, in each case, as of the Measurement Time.

(h) The Company has made available to Parent true and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing outstanding Company Stock Options, restricted stock agreements evidencing outstanding Restricted Stock and restricted stock unit agreements evidencing outstanding RSUs or PVRSUs, and the ESPP.

SECTION 3.5 Subsidiaries. (a) Section 3.5(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company and its jurisdiction of incorporation or organization. The Company does not, directly or indirectly, own any equity interests, or have any right to acquire any equity interests, in any other Person, except for (x) the capital stock of the Company’s Subsidiaries and (y) publicly-traded securities held for passive investment by the Company and its Subsidiaries in the ordinary course of business.

(b) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens). Except for any such arrangements between the Company or another wholly-owned Subsidiary of the Company, on the one hand, and any Subsidiary of the Company, on the other hand, (i) there are not outstanding (A) any shares of capital stock or other voting equity securities of any Subsidiary of the Company, (B) any securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of any Subsidiary of the Company, (C) any options or other rights to acquire from any Subsidiary of the Company, or any obligation of any Subsidiary of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which any Subsidiary of the Company is a party.

(c) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.6 SEC Reports; Financial Statements. (a) The Company has filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (all such items filed or furnished since such date, but excluding the Proxy Statement, collectively, the “Company SEC Documents”). Each Company SEC Document, as of its respective date or, if amended, as of the date of the last such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), as the case may be, each as in effect on the date so filed or furnished. None of the Company SEC Documents, as of their respective dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2013. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K included in the Company SEC Documents (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q included in the Company SEC Documents (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-Q), (B) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments that would not be, individually or in the aggregate, material). The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably sufficient to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since December 31, 2013, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all material written materials relating to each of the foregoing, including all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2013.

(e) Since December 31, 2013, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f) Since the enactment of SOX, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries, other than travel advances made in the ordinary course of business consistent with past practice.

SECTION 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, debts, obligations, deficiencies, Taxes, penalties, assessments, fines, claims, causes of action or other losses, fees, costs or expenses of any kind or nature whatsoever, whether or not asserted, accrued, contingent, known, liquidated or otherwise and whether due or to become due and regardless of when asserted (collectively, “Liabilities”), except for Liabilities (a) reflected on the face of, or to the extent reserved for in, the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended September 30, 2016, (b) incurred in the ordinary course of business since September 30, 2016 (none of which relates to a violation of Law, breach of warranty, tort or infringement), (c) arising under, and reasonably ascertainable (in nature and amount) solely by reference to the express terms of, the Material Contracts, (d) incurred pursuant to the transactions contemplated by this Agreement or the potential separation of the Company into two independent, publicly-traded companies, or (e) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 2015 and through the date of this Agreement, (a) except for actions undertaken in connection with (i) the potential sale of the Company and (ii) the potential separation of the Company into two independent, publicly-traded companies, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Litigation. There is no, and since December 31, 2013 there has been no, Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets is, or since December 31, 2013 has been, subject to any judgment, order, injunction, rule, writ or decree of any Governmental Entity, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Compliance with Laws. (a) The Company and each of its Subsidiaries are and, since December 31, 2013, have been in compliance with all Laws (including Environmental Laws) applicable to them, except for any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2013, neither the Company nor any of its Subsidiaries has received a written notice or other written communication from a Governmental Entity alleging a violation of Law that has resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries taken as a whole. There has been no release, disposal, arrangement for the disposal, or transportation of, or exposure of any Person to, any hazardous substances at, on, under or from any property or facility owned, operated or leased by the Company or its Subsidiaries, in each case that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Since December 31, 2013, the Company and its Subsidiaries have maintained in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All such Permits of the Company and its Subsidiaries are, and since December 31, 2013 have been, in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened (including as a result of the transactions contemplated hereby), other than expiration in accordance with the terms thereof (which terms do not expire as a result of the consummation of the transactions contemplated hereby), except where the expiration, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Benefit Plans; Employees (a) The Company has provided to Parent a true and complete list of each material U.S. Company Plan and each material Foreign Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, retention or change-in-control plans, agreements, programs, policies or other arrangements and all severance, employment, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or with respect to which the Company or its Subsidiaries has any present or future Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each such U.S. Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable; (iii) any summary plan description; and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements of such U.S. Company Plan, and (C) actuarial valuation reports. With respect to each Foreign Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof.

(b) Each U.S. Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such U.S. Company Plan.

(c) No U.S. Company Plan is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d) With respect to the U.S. Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (d), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) each U.S. Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any U.S. Company Plan, and all contributions required to be made under the terms of any U.S. Company Plan have been timely made or have been accrued in accordance with the terms of the applicable U.S. Company Plan and applicable Laws; and

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened, relating to the U.S. Company Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Plans or the assets of any of the trusts under any of the U.S. Company Plans (other than routine claims for benefits); and

(iii) each U.S. Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(e) No amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

(f) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Company Plan and related trust, if any, complies with and has been maintained in form and administered in compliance with the Laws of the applicable foreign country and their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Company Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) each Foreign Company Plan intended to qualify for special tax treatment meets all the requirements for such treatment and (iv) there is no Action (including any investigation, audit or other administrative proceeding) by any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened, relating to the Foreign Company Plans.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable or trigger any other obligation under any Company Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(h) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or other labor organization, or (ii) engaged in any negotiation with any labor union or other labor organization. Neither the Company nor any of its Subsidiaries is, nor since December 31, 2013 has been, the subject of any material Action asserting that the Company or any of its Subsidiaries has committed an “Unfair Labor Practice” (as defined under the National Labor Relations Act) or seeking to compel it to bargain with any labor union or other labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since December 31, 2013 any material labor strike, walk-out, work stoppage, picketing, walkout, lockout or other material labor dispute involving the Company or any of its Subsidiaries. Since December 31, 2013, to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law or Contract, and no fines, taxes, interest or penalties are owed for any failure to pay or delinquency in paying such compensation or fees.

(j) Since December 31, 2013, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that did or could give rise to notice or payment obligations under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”), and no such actions have been announced or are planned.

SECTION 3.12 Taxes. Except for failures, violations, inaccuracies, omissions, proceedings or other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(b) neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax;

(c) the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld;

(d) the accrual for Taxes on the most recent financial statements contained in the Company SEC Documents, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid Taxes of the Company and its Subsidiaries through the Closing Date;

(e) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;

(f) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(g) as of the date of this Agreement, there are no proceedings now pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax;

(h) no written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is subject to tax in that jurisdiction;

(i) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(j) neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law; and

(k) in the last five years prior to the date of this Agreement, the Company has not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied.

As used in this Agreement:

“Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), including all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

SECTION 3.13 Material Contracts. (a) Section 3.13 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (in each case, excluding any Company Plan and any purchase order entered into with customers or suppliers in the ordinary course of business) (such Contracts, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area, except for customer, client, distributor, reseller or sales representative agreements that are terminable for convenience and without material liability to the Company or its Subsidiaries upon less than 90 days’ notice;

(iii) any Contract governing any material joint venture, partnership or similar arrangement;

(iv) any Contract for Indebtedness having an aggregate outstanding principal amount in excess of $10,000,000;

(v) any Contract with any federal or national Governmental Entity, including entities supervised by the FCC;

(vi) any Contract (or group of related Contracts between the same parties) pursuant to which the Company or any of its Subsidiaries made payments to suppliers or received payments from customers of more than $3,000,000 during the 12-month period ended June 30, 2016;

(vii) any Contract (or group of related Contracts between the same parties) for the lease of personal property from any Person providing for lease payments in excess of $2,000,000 per annum, or pursuant to which the Company or any of its Subsidiaries is the lessor or sublessor of any material personal property providing for lease payments in excess of $2,000,000 per annum;

(viii) any Contract disclosed pursuant to clause (vi) above that provides such customers with pricing discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or any of its Subsidiaries (e.g., any Contract containing a “most favored nation” provision);

(ix) any Contract relating to any acquisition or divestiture made by the Company or any of its Subsidiaries, completed within the last five (5) years, or to be made by the Company or any of its Subsidiaries, of any operating business, material assets, equity interests or debt securities of any Person involving consideration in excess of $10,000,000;

(x) any Contract (or group of related Contracts between the same parties) for capital expenditures or the acquisition or construction of fixed assets in excess of $10,000,000 per annum;

(xi) any collective bargaining agreement or other Contract with any labor union;

(xii) any Contract (or group of related Contracts between the same parties) pursuant to which the Company or any of its Subsidiaries is licensed to use or has otherwise obtained rights to the Intellectual Property of a third party, other than for off-the-shelf commercially-available software, with a total annual payment in excess of $5,000,000 per year;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries licenses or otherwise grants rights to a third party to use or otherwise exploit any Intellectual Property, other than customer, reseller or distribution agreements entered into in the ordinary course of business, with a total annual payment in excess of $5,000,000 per year;

(xiv) any Contract that provides for total compensation in excess of $5,000,000 relating to the development (including co-development) of Intellectual Property owned or purported to be owned by the Company or its Subsidiaries other than any such Contract with a former or current employee, contractor or consultant of the Company or any of its Subsidiaries;

(xv) any Contract that is a settlement, conciliation or similar agreement that imposes any material obligation on the Company or any of its Subsidiaries after the Closing; or

(xvi) any Lease.

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto in all material respects in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under nor any breach or violation of (nor to the Knowledge of the Company, has any event occurred nor does any circumstance exist that, with the delivery of notice, the passage of time or both, would constitute a default under or a breach or violation of, or otherwise result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of) any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received (A) any written claim of default under any Material Contract or (B) any written notice from any other party to a Material Contract that it intends to terminate, or to not renew, any Material Contract, or that it is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

(c) With regard to Contracts with Governmental Entities, since December 31, 2013, (i) neither the Company nor any of its Subsidiaries has (nor, to the Knowledge of the Company, have any of their respective directors, managers, officers, employees or agents) made, offered, solicited or accepted any bribes, kickbacks or other illegal payments on behalf of the Company or any of its Subsidiaries or engaged in illegal political activity on behalf of the Company or any of its Subsidiaries regarding, or made illegal political contributions to or on behalf of any individuals holding or seeking, any elected office or an official position with such a Governmental Entity; (ii) neither the Company nor any of its Subsidiaries has submitted fraudulent or false claims to such Governmental Entities nor, to the Knowledge of the Company, been under investigation by any Governmental Entity or been the subject of audit, self-disclosure or allegations regarding such claims; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, principals or managers have been disqualified, suspended, debarred, excluded or deemed ineligible by any Governmental Entity for the award of a contract by such Governmental Entity.

SECTION 3.14 Personal and Real Property. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all Liens, other than Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (together with all buildings, structures and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”) and all property leased, subleased or otherwise used or occupied by right by the Company or any of its Subsidiaries (the “Leased Real Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expect to have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has good and marketable title in fee simple to all Owned Real Property and (ii) has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed in writing to the Company or any of its Subsidiaries. All Leases are in full force and effect, and there exists no default under any such Lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned and Leased Real Property are in good condition and repair and sufficient for the operation of the business of the Company or its Subsidiaries as currently operated thereon, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Intellectual Property. (a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of all registrations and applications for registrations for (i) trademarks, (ii) patents, (iii) copyrights and (iv) Internet domain names, in each case of the foregoing clauses (i) through (iv), owned or purported to be owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Registered IP”). The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries exclusively owns and possesses, free and clear of all Liens (excluding any Permitted Liens), all right, title and interest in and to the Company Registered IP.

(b) Section 3.15 (b) of the Company Disclosure Letter identifies all of the Company Products. The Company Products operate materially in accordance with their documentation as warranted to customers. The Company possesses source code and other documentation and materials used by the Company to operate the Company Products, and no source code owned by the Company included in any Company Products has been disclosed or otherwise made available other than pursuant to written confidentiality restrictions, and the Company does not have a duty or obligation (whether present, contingent or otherwise) to disclose, or otherwise make available, any such source code for any Company Products to any third party other than employees of the Company or its Subsidiaries or other third parties performing maintenance, development or support for the Company or its Subsidiaries or any Company Products, in each case having executed a written confidentiality agreement.

(c) The Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to all Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries and (ii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, have valid and enforceable written licenses to use all other Intellectual Property, in each case of the foregoing clauses (i) and (ii), used in or necessary for the operation of the Company’s business as currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property shall be available for use by the Company and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used such Company Intellectual Property immediately prior to the Closing Date.

(d) Each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect its rights in its Company Intellectual Property and (ii) maintain the confidentiality of all material information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. All Intellectual Property that was created or conceived by employees, consultants or founders of the Company or its Subsidiaries within the scope of their employment, engagement or association that is material to the business of the Company and its Subsidiaries is owned by the Company or its applicable Subsidiary either by operation of law or pursuant to a written, valid and enforceable assignment agreement.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries does not misappropriate, violate or infringe upon any Intellectual Property of any third party or misappropriate the subject matter of any trade secrets of any third party, and neither the Company nor any of its Subsidiaries has received since December 31, 2013 any written notice or claim asserting that any such infringement, violation or misappropriation is occurring, which notice or claim remains pending or unresolved, and (ii) no third party is misappropriating, violating or infringing upon any Intellectual Property or misappropriating the subject matter of any trade secrets owned by the Company or any of its Subsidiaries in a material manner.

(f) The Company and its Subsidiaries are not under any obligation, whether written or otherwise, to customize any Intellectual Property, including any elements of any Company Products, for any third party that is to be owned by such third party.

(g) The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code owned by the Company to any of the Company Products, to license the source code in any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any party the source code in any of the Company Products at no or minimal charge, in each case other than the applicable Open Source Software component used in connection with any such Company Product.

(h) To the Knowledge of the Company, the Company and its Subsidiaries (i) own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the immediate needs of the Company’s business as it is currently conducted, (ii) have purchased a sufficient number of seat licenses for the Business Systems and (iii) have not suffered any material failures with respect to any of the Business Systems. There is no Malicious Code in any of the Company Products or the Business Systems, and the Company and its Subsidiaries have not received any written complaints from any customers related to any Malicious Code, or any Technical Deficiencies except as, individually or in the aggregate, would not have a Material Adverse Effect.

(i) The Company and its Subsidiaries and the conduct of their business are in compliance, and have been in compliance since December 31, 2013, in all material respects with all Data Security Requirements. To the Knowledge of the Company, there have not been any incidents of data security breaches, unauthorized access or unauthorized use of any of the Business Systems, or unauthorized acquisition, destruction, damage, or use of any Business Data or other notices received relating to Data Security Requirements except as, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.16 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4(c), no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) of the State of Delaware apply to this Agreement or any of the transactions contemplated hereby.

SECTION 3.17 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.18 Opinion of Financial Advisor. J.P. Morgan has delivered to the Company Board its oral opinion (to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

SECTION 3.19 International Trade Laws. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice that it is subject to any Action alleging that any products or materials imported by it, for which final liquidation has not yet occurred, are subject to an antidumping duty order or countervailing duty order that remains in effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any officer or director or agent acting on either of their behalves, has (a) been or is designated on any list of any U.S. Governmental Entity related to Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (b) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (c) exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (d) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

SECTION 3.20 Anti-Bribery and Anti-Money Laundering Compliance. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent acting at the direction of any of them, has illegally provided, offered, gifted or promised, directly or knowingly through another Person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority, in each of (a) and (b) in order to assist the Company or any of its Subsidiaries in obtaining or retaining business. Each of the Company and its Subsidiaries (and, to the Knowledge of the Company, their respective predecessors) has complied in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, and other applicable anti-money laundering applicable Laws. The Company and each of its Subsidiaries utilizes controls procedures and an internal accounting controls system sufficient in all material respects to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

SECTION 3.21 Related Party Transactions. As of the date hereof, no director, officer or, to the Knowledge of the Company, other Affiliate of the Company or any of its Subsidiaries is a party to any Contract or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries, in each case that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.22 Exclusivity of Representations and Warranties. Neither the Company nor any of its Subsidiaries or Affiliates, nor any Representatives of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement or the transactions contemplated hereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article or in any certificate delivered pursuant to Section 6.3(d), and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. (a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws or other organizational documents of each of Parent and Merger Sub, in each case as amended to the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or other organizational documents in any material respect.

SECTION 4.2 Authority. (a) Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject (in the case of Merger Sub) to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the date hereof, the Board of Directors of Merger Sub, acting via unanimous written consent, adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Merger Sub’s sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Parent for adoption, and (iv) recommending that Parent vote in favor of the adoption of this Agreement.

(c) The adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 4.3 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the organizational documents of Parent or Merger Sub;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which their assets or properties are bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not, with respect to Parent and Merger Sub, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under any state securities or “blue sky” laws, (ii) the filings required under the HSR Act and other applicable Antitrust Laws, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) such filings and/or consents as the FCC may deem necessary in connection with the Merger and the transactions contemplated hereby, (v) compliance with applicable requirements of the Exchange Act, (vi) the CFIUS Approval, (vii) as set forth on Schedule 6.2(d), and (viii) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Ownership and Operations of Parent and Merger Sub. (a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith.

(b) All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

(c) Except as set forth on Schedule 4.4 attached hereto, none of Parent, Merger Sub, the Guarantors nor any of their Affiliates (i) owns, directly or indirectly, beneficially or of record, any Shares or (ii) holds any rights to acquire or vote any Shares, except pursuant to this Agreement. None of Parent, Merger Sub, the Guarantors nor any of their Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

SECTION 4.5 Financing. (a) Parent has delivered to the Company complete and correct unredacted copies of (i) an executed debt commitment letter, including all annexes, exhibits, schedules and other attachments thereto (collectively, the “Debt Commitment Letter” and the commitment thereunder, the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed to provide debt financing in an amount set forth therein (the “Debt Financing”) and (ii) executed equity commitment letters, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Financing Commitments” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each of the Equity Financing Sources has committed to provide equity financing in an amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) As of the date of this Agreement, none of the Financing Commitments have been amended or modified, and the respective commitments contained therein have not been withdrawn or rescinded, nor is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of current discussions. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other Contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing (except for customary fee letters relating to the Debt Financing, a copy of each of which has been provided to the Company, with only the fee amounts and rates, dates or other economic or pricing terms in the market flex terms redacted, none of which could reasonably be expected to adversely affect the aggregate amount or availability of the Debt Financing on the Closing Date or impose new or additional conditions to, or otherwise expand, amend or modify any of the conditions to, the availability of the Debt Financing).

(d) As of the date of this Agreement, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments, (ii) neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in any of the Financing Commitments inaccurate in any material respect, and (iii) Parent and Merger Sub have no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be funded at the Closing.

(e) Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement, and will pay any and all such fees as they become due after the date hereof.

(f) Assuming the accuracy of the representations and warranties set forth in Article III, the aggregate proceeds contemplated by the Financing Commitments (after giving effect to any reduction to the Debt Financing Commitment related to the Cash Build Up (as defined in the Debt Commitment Letter as in effect on the date hereof)) will be sufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the Merger, including the repayment or refinancing of any Indebtedness of the Company and its Subsidiaries required in connection with the consummation of the Merger, and the payment of all related fees and expenses.

SECTION 4.6 Limited Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Limited Guarantees. The execution, delivery and performance by each Guarantor of its respective Limited Guarantee and the consummation by such Guarantor of the transactions contemplated thereby have been duly and validly authorized by all necessary partnership, limited liability company or other similar action. Each of the Limited Guarantees has been duly executed and delivered by the Guarantor party thereto and constitutes the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 4.7 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article III, (b) the accuracy of the financial information (including estimates, projections or forecasts) the Company provided to Parent prior to the date hereof and (c) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing, any repayment of existing Indebtedness contemplated by this Agreement or the Financing Commitments, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. With respect to the Surviving Corporation, “Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debt” of the Surviving Corporation and its Subsidiaries, taken as a whole, as such quoted term is generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation will be able to pay its debts, as of such date, as they mature. For purposes of the definition of “Solvent”, “not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” and “able to pay its debts, as of such date, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.8 Neutrality Requirements. (a) Neither Parent nor Merger Sub, nor any of their Affiliates (including any portfolio company Affiliate), provides or is authorized to provide (i) telecommunications service as defined by the FCC in Section 52.5 of its rules, (ii) interconnected Voice over Internet Protocol service as defined by the FCC in Section 52.12 of its rules or (iii) Internet-based Telecommunications Relay Service as defined by the FCC in Section 64.601 of its rules (any Person that provides the services referred to in clauses (i) through (iii) is hereinafter a “Telecom Related Entity”). Neither GIC Special Investments Pte Ltd nor the GIC Guarantor is a Telecom Related Entity.

SECTION 4.9 No Condition Regarding NPAC. Each of Parent and Merger Sub acknowledge that (i) the Company and its Subsidiaries are, as of the date hereof, continuing to provide services under, and engaged in litigation with the FCC regarding the award of, the NPAC Contract, and that the NPAC Contract has been awarded to a bidder other than the Company (the “Winning Bidder”), and (ii) there exists significant uncertainty regarding the NPAC Contract, including uncertainty with respect to whether the NPAC Contract award to the Winning Bidder will be unwound and will instead be renewed with the Company and its Subsidiaries, the terms of any such renewal (if any), and, if the NPAC Contract remains with the Winning Bidder, the terms and duration of any “transition” period thereunder (if any). Each of Parent and Merger Sub further acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not conditioned on the Company’s continued provision of “transition” services in connection with the NPAC Contract, the ultimate award or renewal of the NPAC Contract to or in favor of the Company, the duration of any “transition” period thereunder or the pricing terms of any such renewal.

SECTION 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Bank of America Merrill Lynch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

SECTION 4.11 Investigation and Reliance. (a) Other than for the representations and warranties of the Company expressly set forth in Article III and in any certificate delivered pursuant to Section 6.3(d), Parent and Merger Sub and their Affiliates are not, in entering into this Agreement or in consummating any of the transactions contemplated hereby, relying in any respect on, and the Company and its Subsidiaries shall have no liability to Parent and Merger Sub and their Affiliates with respect to, any representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by the Company or any of its Subsidiaries (including any management presentation, any discussions regarding due diligence, any projections or other forecasts as to future performance, and any materials included in any “electronic data room”).

(b) Parent and Merger Sub have been provided with reasonable access to the Company and its Subsidiaries and their respective Representatives, properties, assets, offices, facilities, books and records. Each of Parent and Merger Sub is a sophisticated party and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that were engaged for such purpose.

(c) Nothing in this Section is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III.

SECTION 4.12 Exclusivity of Representations and Warranties. Neither Parent nor Merger Sub nor any of their Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement or the transactions contemplated hereby, except as expressly set forth in this Article, any certificate delivered pursuant to Section 6.2(c) hereof or the Limited Guarantees, and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. Between the date of this Agreement and the Effective Time, except as required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not, except in the case of clauses (b), (c), (d), (h), (i) or (q) (subclauses (i) and (ii) only) below, be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to (w) preserve intact in all material respects their business, material assets, properties, Contracts or other legally binding understandings, licenses and business organizations, (x) keep available the services of their officers and key employees, (y) preserve their current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has material business relations and (z) maintain their existence in good standing pursuant to applicable Law. Between the date of this Agreement and the Effective Time, except as required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not, except in the case of clauses (b), (c), (d), (h), (i) or (q) (subclauses (i) and (ii) only) below, be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any of its capital stock, ownership interests or other equity securities, or any options, warrants, convertible securities or other rights to acquire any of its capital stock, ownership interests or other equity securities, except for (i) the issuance of Shares upon the exercise of Company Stock Options set forth on Section 3.4(g) of the Company Disclosure Letter in accordance with the terms thereof, (ii) the issuance of Shares upon the settlement of RSUs and PVRSUs set forth on Section 3.4(g) of the Company Disclosure Letter in accordance with the terms thereof and Section 2.2(b) and (c) above, (iii) the issuance of Shares under the ESPP in accordance with the terms thereof and Section 2.2(f) above, and (iv) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, ownership interests or other equity securities, or enter into any agreement with respect to the voting of its capital stock, ownership interests or other equity securities;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, ownership interests or other equity securities, other than the acquisition of Shares in connection with a cashless or net exercise of Company Stock Options set forth on Section 3.4(g) of the Company Disclosure Letter or in order to pay Taxes in connection with the vesting or exercise of any other equity awards set forth on Section 3.4(g) of the Company Disclosure Letter (including Company Stock Options, Restricted Stock, PVRSUs and RSUs);

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, equity interests or debt securities (other than in any insolvency proceeding or settlement of accounts in the ordinary course of business) of any Person, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts set forth on Section 3.13 of the Company Disclosure Letter; or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts set forth on Section 3.13 of the Company Disclosure Letter;

(f) (i) other than extensions at the end of the term thereof in the ordinary course of business, enter into or amend any Material Contract or any Contract which if entered into prior to the date hereof would be a Material Contract, or (ii) waive any default under, or release, settle or compromise any claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries, in each case, in excess of $3,000,000 individually or $10,000,000 in the aggregate, under, any Material Contract;

(g) make any capital expenditures in excess of $1,000,000 individually or $10,000,000 in the aggregate, other than capital expenditures that are budgeted in the Company’s capital expenditure budget set forth in Section 5.1(g) of the Company Disclosure Letter;

(h) (i) other than for borrowings or payments under the Company’s revolving credit facility in the ordinary course of business, incur, assume or otherwise become liable for any Indebtedness, or amend, modify, refinance, redeem, repurchase, defease or cancel the terms of any Indebtedness, or grant any Lien (other than a Permitted Lien) on any of its assets, or (ii) make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly-owned Subsidiary of the Company;

(i) except as required by any Company Plan set forth on Section 3.11 of the Company Disclosure Letter or Contract set forth on Section 3.13 of the Company Disclosure Letter, or applicable Law, (i) increase the compensation or benefits of any Person, except (A) base salary increases in the ordinary course of business, (B) with respect to cost of living increases, (C) with respect to new hire bonuses for any Person below the level of Senior Vice President, or (D) with respect to promotions in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay not required by any Company Plan set forth on Section 3.11 of the Company Disclosure Letter or Contract set forth on Section 3.13 of the Company Disclosure Letter to any Person, or any retention pay to any Person, (iii) enter into any employment, consulting, severance, bonus, incentive or other compensation agreement or arrangement with any Person at the level of Senior Vice President or above, (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan (including any arrangement that would constitute a Company Plan if it were in existence on the date hereof), or (v) accelerate the vesting, payment or funding of any compensation or benefits payable to any Person pursuant to any Company Plan;

(j) make any material change in any accounting principles, methods or practices, except as may be required by Law or GAAP or any official interpretations thereof, or fail in any material respect to conduct its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) or maintain its books and records other than in the ordinary course of business;

(k) other than in the ordinary course of business or as required by applicable Law, (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) amend any Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, or (vi) surrender any right to claim a material Tax refund;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m) implement any “plant closing” or “mass layoff” as such terms are defined in the WARN Act;

(n) enter into any new line of business outside of its existing business segments;

(o) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are materially consistent with this Agreement and prior directives or documentation provided to the Company by Parent or communications previously approved by Parent (for the avoidance of doubt, the foregoing shall not restrict employee communications in the ordinary course of business);

(p) with respect to any Intellectual Property, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries therein (in each case other than in the ordinary course of business) or (ii) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights under applicable United States state or federal trade secret laws to any Person who is not subject to an enforceable written agreement or ethical duties to maintain the confidentiality of such confidential or other non-public information;

(q) settle, release, waive or compromise (i) the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder, (ii) any other pending or threatened Action by, of or against the Company or any of its Subsidiaries (x) for an amount in excess of $2,000,000 in the aggregate, or (y) entailing the incurrence of (A) any obligation or liability of the Company or any of its Subsidiaries in excess of such amount, including costs or revenue reductions, or (B) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, or (iii) any Action that is brought by any current, former or purported holder of any capital stock, ownership interests or other equity securities or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(r) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent in all material respects with past practice; or

(s) authorize or commit to take any of the actions described in the preceding paragraphs (a) through (r).

SECTION 5.2 Go-Shop; No-Shop.

(a) Go-Shop Period. During the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on the 30th calendar day after the date of this Agreement (the “Go-Shop Period”, and the first calendar day immediately after the Go-Shop Period, the “No-Shop Period Start Date”), the Company and its Subsidiaries and its and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement with the intent to induce the making of an Acquisition Proposal; provided, that the Company shall promptly (and in any event within one (1) Business Day) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, (ii) engage in, enter into, continue and otherwise participate in any discussion or negotiation with any Person who has entered into an Acceptable Confidentiality Agreement with respect to any Acquisition Proposal, and (iii) otherwise cooperate with, assist, participate in, and facilitate any such inquiry, proposal, offer, discussion or negotiation and any effort or attempt to make any Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreement with any Person solely to the extent necessary to allow such Person to make a confidential Acquisition Proposal to the Company Board. At any time after the Go-Shop Period and until the date which is thirty (30) days thereafter (the “Cut-off Date”), the Company and its Subsidiaries and its and their Representatives may continue to engage in the activities described in this Section 5.2(a) with respect to, and the restrictions in Section 5.2(b) shall not apply to, any Excluded Person (but only for so long as such Person or group is an Excluded Person), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Person following the end of the Go-Shop Period.

(b) No Shop Period. Except with respect to any Excluded Person (but only for so long as such Person is an Excluded Person) until the Cut-off Date, on the No-Shop Period Start Date, the Company and its Subsidiaries and its and their respective directors, officers and employees shall, and the Company shall cause its and its Subsidiaries’ other Representatives to (i) immediately cease all discussions and negotiations with respect to any Acquisition Proposal with any Person, including by terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal and requesting that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person, and (ii) thereafter not (A) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussion or negotiation regarding, or provide any non-public information concerning the Company or its Subsidiaries to any Person with respect to, any Acquisition Proposal, (C) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party (unless the Company Board or any committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law), (D) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent and its Affiliates), or (E) otherwise cooperate with, knowingly assist, participate in or knowingly facilitate any effort or attempt to make any Acquisition Proposal. Notwithstanding the foregoing, except with respect to any Excluded Person (but only for so long as such Person is an Excluded Person) until the Cut-off Date, following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, if (i) the Company receives a bona fide written Acquisition Proposal from any Person after the No-Shop Period Start Date that does not result from a material breach of any of the restrictions set forth in this Section 5.2(b), (ii) the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal (or is part of a group of Acquisition Proposals constituting, in the aggregate, a Superior Proposal) or would reasonably be expected to lead to a Superior Proposal (or a group of Acquisition Proposals constituting, in the aggregate, a Superior Proposal), and (iii) the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take any action described below in clause (A) or (B) would be inconsistent with the directors’ fiduciary duties under applicable Law, then (A) the Company and its Representatives may provide non-public information concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that the Company provides to such Person that was not previously made available to Parent or Merger Sub, and (B) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and its and their Representatives may (without any determination by the Company Board or any committee thereof or consultation with its financial advisor or outside legal counsel) (x) following the receipt of an Acquisition Proposal from a Person, contact such Person solely in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person and/or (y) direct any Person to this Agreement, including the specific provisions of this Section 5.2.

(c) No Adverse Recommendation Change or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in any manner adverse to Parent the Company Recommendation, or make any public statement, filing or release materially inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Acquisition Proposal); (B) adopt, approve, agree to, accept, endorse, recommend or otherwise publicly declare advisable or submit to a vote of the Company’s stockholders any Acquisition Proposal; (C) fail to publicly reaffirm the Company Recommendation, in either case, within seven Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions); provided that such failure shall not be an Adverse Recommendation Change if there shall not have been, at the time of such request, a publicly announced Acquisition Proposal that has not been withdrawn; (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal; or (E) fail to include the Company Recommendation in the Proxy Statement (any action in clause (A) through (E), an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement or other analogous Contract constituting or that would reasonably be expected to lead to an Acquisition Proposal or that requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements) (each, an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing or anything else to the contrary in this Agreement (including Section 5.3 and Section 5.5), at any time prior to obtaining the Company Stockholder Approval, the Company Board or any committee thereof may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law: (i) make any Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal, cause the Company to terminate this Agreement in accordance with Section 7.1(c)(ii) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least four Business Days before taking that action (the “Notice Period”) that the Company Board has (A) received a bona fide Acquisition Proposal that has not been withdrawn, (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and (C) resolved to effect an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Adverse Recommendation Change or termination in reasonable detail and will include the terms and conditions of such Superior Proposal, the identity of the party making the Superior Proposal and copies of all material documents relating to such Acquisition Proposal (it being agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company; provided that the Notice Period with respect to such new written notice shall be two Business Days); and

(ii) if Parent makes a proposal during the Notice Period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

provided, further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(iii) the Company provides Parent with written notice of such Intervening Event promptly after it becomes known to the Company Board, describing such Intervening Event in reasonable detail;

(iv) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event;

(v) the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event that the Company Board has (A) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law and (B) resolved to effect an Adverse Recommendation Change absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Adverse Recommendation Change in reasonable detail; and

(vi) if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

During the applicable notice period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(d) Notice to Parent. No later than the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of each of the Excluded Persons and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Person and any related material documents submitted by such Person on the basis of which the Company Board made the determination that such Person shall be an Excluded Person. From and after the No-Shop Period Start Date, the Company shall promptly (and in any event within one (1) Business Day) notify Parent if any proposals or offers are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives with respect to any Acquisition Proposal, along with the material terms and conditions of any such proposals or offers (including, if applicable, copies of any such proposals or offers). The Company shall keep Parent informed in all material respects on a timely basis of the status and details of any such proposal, offer, request, discussion or negotiation.

(e) Certain Permitted Disclosure. Nothing contained in this Section shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act, or making any “stop-look-and-listen” communication pursuant to Rule 14d-9 under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof (after consultation with its financial advisor and outside legal counsel), the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law.

(f) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any counterparty that (A) contains terms that, taken as a whole, are not materially less favorable to the Company than the terms set forth in the Confidentiality Agreement with Golden Gate Private Equity, Inc. (provided, however, that any Acceptable Confidentiality Agreement shall include a standstill that is at least as favorable to the Company as the standstill set forth in such Confidentiality Agreement (it being agreed that such standstill may allow the making of confidential proposals to the Company or the Company Board consistent with Section 5.2 of this Agreement)), (B) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement and (C) does not provide for the reimbursement by the Company of such counterparty’s costs and expenses.

(ii) “Acquisition Proposal” means any proposal or offer for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose businesses constitute at least 15% of the net revenues or assets of the Company and its Subsidiaries, taken as a whole, or (B) the acquisition in any manner, directly or indirectly, of at least 15% of the equity securities or assets of the Company and its Subsidiaries, taken as a whole, in each case other than the Merger.

(iii) “Excluded Person” means any Person from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal that the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or would reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than three Business Days after the end of the Go-Shop Period). A group of Persons that includes an Excluded Person shall itself be considered an Excluded Person, even if all members of such group are not each an Excluded Person individually. Notwithstanding the foregoing, (A) any Person shall immediately and irrevocably cease to be an Excluded Person if, at any time after the end of the Go-Shop Period, the Acquisition Proposal submitted by such Person is withdrawn or terminated or modified in a manner such that, in the Company Board’s good faith determination (after consultation with its financial advisor and outside legal counsel), as modified it no longer constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the end of the Go-Shop Period, those Persons who were members of such group immediately prior to the end of the Go-Shop Period, together with any Affiliates of such Persons, cease to constitute at least fifty percent (50%) of the equity financing of such group.

(iv) “Intervening Event” means a material event, change, circumstance, occurrence, effect or state of facts that was neither known to, nor reasonably foreseeable by, the Company Board or any committee thereof prior to the execution of this Agreement, which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the Company Board after the date hereof; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event; and provided further, that any manifest event, change, occurrence or development (or any consequences thereof) resulting or arising after the date of this Agreement from an announcement by the North American Portability Management LLC or the FCC with respect to the provision of transition services by the Company under the NPAC Contract or any material judicial or agency determination (with respect to the Company and its Subsidiaries) with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder (an “NPAC Intervening Event”), shall not be deemed known or reasonably foreseeable by the Company Board or any committee thereof prior to the execution of this Agreement, nor shall the consequences thereof be deemed known or reasonably foreseeable (with any other matters related to the NPAC Contract known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement not being subject to a potential determination by the Company Board that an Intervening Event has occurred), and the Company Board shall be entitled in such case to take such event, change, occurrence or development (or consequences thereof) into consideration in determining whether an Intervening Event has occurred and, as a result thereof, whether to make an Adverse Recommendation Change in accordance with Section 5.2(c).

(v) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of “Acquisition Proposal” changed from 15% to 50%) that the Company Board or any committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). A Superior Proposal may consist of multiple Acquisition Proposals that, taken as a whole, satisfy the foregoing requirements.

SECTION 5.3 Preparation of Proxy Statement; Stockholders’ Meeting; Vote of Parent. (a) No later than the 30th calendar day after the date hereof, the Company shall prepare and file a proxy statement in connection with the Stockholders Meeting (such proxy statement, together with any exhibits, supplements or amendments thereto, the “Proxy Statement”) in preliminary form with the SEC. Parent, Merger Sub and the Company shall reasonably cooperate with each other in the preparation of the Proxy Statement. The Company shall (i) cause the Proxy Statement and the filing and any dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and (ii) cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no covenant is made by the Company with respect to information relating to, or supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. Parent and Merger Sub shall furnish to the Company the information relating to them required by the Exchange Act to be set forth in the Proxy Statement, which such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) If, at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) Parent and Merger Sub shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent or Merger Sub. The Company shall provide Parent and Merger Sub with any comments (written or oral) that may be received from the SEC with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to resolve all SEC comments as promptly as practicable. Parent and Merger Sub shall be given a reasonable opportunity to review any proposed responses and provide comments to such responses, to which reasonable and good faith consideration shall be given by the Company.

(d) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (but, in any event, no earlier than the No-Shop Period Start Date), the Company shall (i) establish a record date for a special meeting of its stockholders to be held solely for the purpose of obtaining the Company Stockholder Approval (the “Stockholders Meeting”), (ii) give notice of the Stockholders Meeting and mail the Proxy Statement, (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation

Change in accordance with Section 5.2(c) of this Agreement, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”) and use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement, and (iv) hold the Stockholders Meeting; provided, however, that the Company may postpone or adjourn the Stockholders Meeting from its originally noticed date for a reasonable period (A) in order to solicit additional proxies so as to establish a quorum or (B) to allow time for the filing or dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith is necessary to be filed or disseminated under applicable Law.

(e) Immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement. Parent shall, and shall cause the Guarantors to, vote any Shares beneficially owned by such Person as of the record date for the Stockholders Meeting in favor of the proposals set forth in the Proxy Statement.

SECTION 5.4 Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford Parent and its Representatives reasonable access to the properties, assets, offices, facilities, books and records of the Company and its Subsidiaries and shall furnish Parent with such financial, operating and other data and information relating to the Company and its Subsidiaries as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would (a) jeopardize any attorney-client or other legal privilege, or (b) contravene any Law, fiduciary duty or Contract; provided, that the Company shall use commercially reasonable efforts to furnish Parent and its Representatives with all such information in a manner so as to preserve such attorney-client or other legal privilege (e.g., by entering into a customary joint defense arrangement) or in conformity with such Law, fiduciary duty or Contract.

(b) All documents and other information concerning the Company and its Subsidiaries furnished to Parent, Merger Sub, the Guarantors or any Debt Financing Source, or their respective Representatives in connection with this Agreement or the transactions contemplated hereby shall be subject to the applicable Confidentiality Agreement, which Confidentiality Agreements shall remain in full force and effect in accordance with its terms.

SECTION 5.5 Efforts to Consummate the Merger. (a) Upon the terms and subject to the conditions of this Agreement (including Section 5.5(c) and Section 5.5(d)), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Controlled Affiliates and the Guarantors to use its and their reasonable best efforts to:

(i) prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity (including, but not limited to, the FCC and CFIUS) in connection with the Merger and the other transactions contemplated hereby;

(ii) provide as promptly as possible all information and documentary materials that may be requested pursuant to the HSR Act (including pursuant to any “Second Request”) or any other applicable Antitrust Law;

(iii) obtain all required consents, approvals or waivers from any third Person, including, upon request by Parent, as required under any Contract;

(iv) prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all reasonable avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger or other transactions contemplated hereby;

(v) to the extent appropriate and advisable under the circumstances, have a representative of the Company, Parent and each Guarantor attend such meetings with the FCC as are appropriate in connection with seeking the consent of the FCC in connection with the consummation of the transactions contemplated hereby; and

(vi) reasonably cooperate in the acceptance by the Guarantors, Parent and the Company and the maintenance and/or implementation by the Company of the mitigation measures set forth on Schedule 5.5(a) attached hereto (or such other substantially similar measures consistent in purpose and scope with the foregoing as are reasonably requested by any Governmental Entity to be implemented), as applied to any part or whole of the Company or any of its Subsidiaries, to the extent that such mitigation measures would not, individually or in the aggregate, result in unreasonable cost or expense (defined as not exceeding $20,000,000 in the aggregate) to any of the Parent Parties or the Company and its Subsidiaries (the “Company Mitigation Measures”).

Without limiting the generality of the foregoing, (A) each of the parties shall prepare and file as promptly as practicable (and in any event no later than the 10th Business Day hereafter) an appropriate Notification and Report Form under the HSR Act and (B) the Company shall prepare and file as promptly as practicable (and in any event no later than the 30th day hereafter) an application requesting the FCC’s consent, to the extent required by Law, to the change in control of the NANPA, LNPA, Pooling Administrator and the TRS Numbering Administrator (as such terms are defined in 47 C.F.R. Parts 52 and 64) that will result from the Merger consistent in all material respects with the Neutrality Plan. Parent shall pay all filing fees and other charges for filings under the HSR Act and any other applicable Antitrust Laws by all parties.

(b) Subject to applicable Law relating to the exchange of information and Sections 5.5(c) and 5.5(d), the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each material step of the procedure before the relevant Governmental Entities and as to the contents of all substantive communications with such Governmental Entities. To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that Parent and Merger Sub shall not be required to disclose any sensitive business or financial information pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the Company, and may in lieu thereof elect to provide such information solely to the other party’s outside counsel on an outside-counsel-only basis or provide such information directly to the Governmental Entity requiring such information; provided, further, that the parties shall not be required to share filings made under the HSR Act except with respect to shared information that is reasonably necessary for each party to complete its filing under the HSR Act;

(ii) furnishing to the other party all material information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any substantive meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party; and

(iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, arguments, opinions and proposals made or submitted to any Governmental Entity.

(c) Notwithstanding anything to the contrary herein, the obligations of Parent and Merger Sub under this Section 5.5 shall not include (i) Parent, Merger Sub or any of the other Parent Parties (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise (1) the sale, divesture, license or other disposition of any asset or business of Parent, Merger Sub, any Guarantor or any of their respective Affiliates or (2) the sale, divesture, license or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the Company or its Subsidiaries; (B) permitting the Company and its Subsidiaries to sell, divest, license or otherwise dispose any of its or their assets or businesses prior to the Effective Time; (C) entering into any conduct of business arrangement with respect to its or its Affiliates’ assets or businesses or the Company or its Subsidiaries’ assets or businesses (other than as set forth in the Neutrality Plan and /or the Company Mitigation Measures); (D) entering into any agreement or undertaking that requires the holding of direct or indirect ownership interests in the Surviving Corporation through proxy holders or in a voting trust (other than as set forth in the Neutrality Plan); (E)(1) altering the governance arrangements with respect to the Surviving Corporation in a manner that materially and adversely limits the governance rights of the Guarantors or their Affiliates (other than as set forth in the Neutrality Plan and/or the Company Mitigation Measures to the extent such Company Mitigation Measures have only an incidental impact on governance, it being understood, for the avoidance of doubt, that a requirement to have a security committee or appoint security officers to safeguard information that CFIUS determines raises national security concerns shall be considered incidental) or (2) diminishing in any material respect the scope of their information rights with respect to the Surviving Corporation (other than as set forth in the Neutrality Plan and the Company Mitigation Measures); (F) modifying, relinquishing, waiving or terminating any of its or its Affiliates or the Company’s or its Subsidiaries’ existing relationships, ventures or contractual rights; or (G) agreeing to any other requirement(s) of any Governmental Entity (including, but not limited to, the FCC or CFIUS) that any of the Parent Parties take or agree to take any action or agree or consent to any limitation or restriction on or changes in any businesses, operations or assets of Parent or the Company or any of the Parent Parties that, individually or in the aggregate, is materially adverse to (1) the combined businesses of Parent, the Company and their respective Subsidiaries, taken as a whole, following the Closing or to (2) any of the Guarantors or their Affiliates (other than Parent, and after the Closing, the Company and its Subsidiaries), or (ii) the GIC Guarantor or any of its Affiliates providing any material non-public financial information with respect to itself or its Affiliates (other than of the type or to the extent the GIC Guarantor and its Affiliates have previously provided to Governmental Entities in prior transactions under substantially similar standards of confidentiality) or information with respect to its and its Affiliates’ portfolio holdings of Telecom Related Entities or other Persons (including whether or not any such holdings exist) (any such item described in any of the preceding clauses (i) through (ii), a “Burdensome Condition”); provided, however, that with respect to the foregoing clause (ii), to the extent that any Governmental Entity requests any non-public financial information with respect to the GIC Guarantor or its Affiliates that is not required to be provided pursuant to clause (ii), Parent shall cause the GIC Guarantor to use its reasonable best efforts within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, to provide such information and, in the absence of being able to provide such information, to enter into good faith discussions with the Company and the Government Entity to provide other information, within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, that attempts to address the topic(s) of inquiry then being made by such Governmental Entity.

(d) Subject to Section 5.5(c), each of Parent, Merger Sub and the Company shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to obtain a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated hereby from being consummated (such notification, the “CFIUS Approval”). Such reasonable best efforts shall include promptly making any pre-notification and notification filings required in connection with the CFIUS Approval, furnishing all information specified by regulation to be included in a joint voluntary notice to CFIUS and, subject to Section 5.5(c), using reasonable best efforts to provide any information requested by CFIUS in connection with its review of the transactions contemplated hereby. With respect to obtaining CFIUS Approval, the term “reasonable best efforts” shall be interpreted in light of past CFIUS reviews and investigations relating to the GIC Guarantor and its Affiliates.

(e) Parent and Merger Sub shall not, and shall cause their Affiliates and the Guarantors not to, acquire or agree to acquire any assets (including any equity interest in any Person) if such acquisition or agreement would reasonably be expected to materially increase the risk of not obtaining any required expiration of any waiting period or any consent or other approval necessary under any Law for the Merger or other transactions contemplated hereby. Parent and Merger Sub shall not, and shall cause their Affiliates and the GGC Guarantor not to, acquire or agree to acquire any Telecom Related Entity.

(f) Prior to the Effective Time, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not permit or agree to permit any Person (other than the Equity Financing Sources or as otherwise set forth on Schedule 5.5(f) attached hereto) to obtain any equity interests (or rights to obtain any equity interests) in Parent or any of its Subsidiaries.

(g) Notwithstanding anything to the contrary herein, the Company shall control the defense of all Stockholder Litigation initiated against the Company, the Company Board or any of its or their Representatives; provided that the Company shall not be permitted to settle any Stockholder Litigation without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall, as promptly as reasonably practicable, notify Parent in writing of, and shall give Parent the opportunity to participate in the defense of, any Stockholder Litigation. Without otherwise limiting the Indemnified Persons’ rights with regard to the right of counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Persons prior to the Effective Time to defend any such Indemnified Persons in connection with such Stockholder Litigation (it being understood that the Company and its Affiliates shall have the right to engage any other counsel in connection therewith).

SECTION 5.6 Financing. (a) Parent and Merger Sub shall each use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (including any “flex” provisions applicable thereto), including using its commercially reasonable efforts to (i) promptly negotiate and enter into definitive agreements on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the Financing Commitments, (ii) promptly satisfy all conditions applicable to it and its Affiliates in, and comply with its obligations under, the Financing Commitments and the definitive agreements for the Financing (excluding, for the avoidance of doubt, any condition where the failure to be so satisfied is a result of the Company’s failure to comply with its express obligations under this Agreement), and (iii) consummate the Financing (including by instructing the lenders and the other Persons providing the Financing to provide such Financing) as promptly as practicable after the date hereof (provided, that Parent and Merger Sub need not draw the Debt Financing or Equity Financing in advance of the Closing Date). Parent and Merger Sub shall not and shall cause their Affiliates not to take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in (i) a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing or (ii) any reduction in the Debt Commitment that results in the aggregate proceeds contemplated by the Financing Commitments becoming insufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the Merger, including the repayment or refinancing of any Indebtedness of the Company and its Subsidiaries required in connection with the consummation of the Merger, and the payment of all related fees and expenses. Parent and Merger Sub shall not and shall cause their Affiliates not to object to the utilization of any “flex” provisions by any Person providing the Debt Financing.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Financing Commitment, Parent and Merger Sub shall use their commercially reasonable efforts to obtain alternative debt financing in amounts sufficient, together with other sources of funds available to Parent and Merger Sub, to pay the aggregate Merger Consideration and related fees and expenses on terms not less favorable to Parent and Merger Sub than the terms of the Debt Financing Commitment as promptly as practicable; provided, however, that any such alternative debt financing shall not, without the prior written consent of the Company (i) have conditions to funding that are different or more expansive from those set forth in the Debt Financing Commitment, (ii) be reasonably expected to be funded on a date later than the original financing, or (iii) be otherwise adverse in any respect to the interests of the Company.

(c) Parent and Merger Sub shall have the right from time to time to amend, supplement or otherwise modify, or waive any of their rights under, the Debt Financing Commitments; provided, however, that any such amendment, supplement, modification, replacement or waiver shall not, without the prior written consent of the Company (i) reduce the aggregate amount of the Debt Financing available on the Closing Date, or the length of the commitment therefor, from that contemplated in the Debt Financing Commitments (provided, that Parent may decrease the amount of the Debt Financing so long as the Equity Financing under the Equity Financing Commitments is increased in a corresponding amount pursuant to a binding agreement delivered to the Company, to the extent permitted pursuant to the Financing Commitments), (ii) modify or expand upon any of the conditions precedent to the funding of the Debt Financing from that set forth in the Debt Financing Commitments (provided that any such condition may be deleted or waived), (iii) be reasonably expected to prevent, impede or delay the availability of the Debt Financing, or (iv) be otherwise materially adverse in any respect to the interests of the Company. For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Parent and Merger Sub shall deliver copies of any amendment, supplement, replacement, waiver or other modification to the Debt Financing Commitment Letter to the extent requested by the Company.

(d) To the extent Parent and Merger Sub obtain alternative financing pursuant to paragraph (b) above, or amend, replace, supplement, modify or waive any of the Debt Financing pursuant to paragraph (c) above, references to the “Debt Financing” and “Debt Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

(e) Parent and Merger Sub shall keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing and giving the Company prompt notice of any material changes with respect to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall notify the Company promptly (and in any event within one Business Day) if at any time prior to the Closing:

(i) any Financing Commitment is terminated for any reason prior to its stated expiration date (or if any Person attempts or purports to terminate any Financing Commitment, whether or not such attempted or purported termination is valid);

(ii) Parent or Merger Sub obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment;

(iii) Parent or Merger Sub receives any written communication from any Person with respect to any actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments;

(iv) any Debt Financing Source or Equity Financing Source refuses to provide or expresses to Parent or Merger Sub in writing an intent to refuse to provide all or any portion of the Financing contemplated by the Financing Commitments on the terms set forth therein; or

(v) Parent or Merger Sub, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments.

As soon as reasonably practicable (but in any event within two Business Days after the date the Company delivers to Parent and Merger Sub a written request therefor), Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) through (v) of the immediately preceding sentence. In addition, upon the request of the Company (or its counsel), Parent promptly will provide the Company with copies of all executed definitive agreements (including any amendments, supplements, restatements or other modifications thereto) with respect to the Debt Financing.

(f) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries (and shall use commercially reasonable efforts to cause its and their respective Representatives to) to, use commercially reasonable efforts to provide to Parent and Merger Sub (in each case at Parent’s sole expense as provided in Section 5.6(g)(iv)) all customary cooperation reasonably requested by Parent and Merger Sub in connection with obtaining the Debt Financing, including using commercially reasonable efforts to:

(i) participate in a reasonable number of meetings (but not more than two primary bank meetings), lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case on reasonable advance notice and at mutually acceptable times;

(ii) cooperate with the marketing efforts of Parent and Merger Sub and the Debt Financing Sources, including reasonably assisting with the preparation of rating agency presentations, offering memoranda, bank information memoranda and lender presentations;

(iii) furnish Parent and Merger Sub and the Debt Financing Sources with (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date and (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; provided, however, that in no event shall the Company be required to provide pro forma financial statements or adjustments or projections;

(iv) reasonably facilitate the pledge of collateral required under the Debt Commitment Letter to be delivered at Closing as may be reasonably requested by Parent, including assisting Parent, the Debt Financing Sources and their respective Representatives in obtaining customary payoff letters, Lien releases, instruments of termination or discharge (in each case only to the extent such Indebtedness is required hereunder to be repaid in full on the Closing Date) and in each case to be effective upon receipt in cash of the payoff amount;

(v) furnish Parent with such other customary information with respect to the Company and its Subsidiaries as may be reasonably available to the Company at the time requested and reasonably requested to facilitate the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof;

(vi) reasonably cooperate upon request with the efforts of Parent and the Debt Financing Sources to ensure that any syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(vii) provide all available documentation and other reasonably available information about the Company and its Subsidiaries to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including under the USA PATRIOT Act; and

(viii) execute customary authorization letters to the extent required by the Debt Commitment Letter as in effect on the date hereof authorizing the distribution of information about the Company and its Subsidiaries to prospective lenders (including, to the extent accurate and applicable, in the case of the public-side version, a representation to the arranger of the Debt Financing that such public-side version does not include material non-public information about the Company or its Subsidiaries).

(g) Notwithstanding anything to the contrary in this Agreement:

(i) no liability or obligation (including any liability or obligation to pay any commitment or other fee or reimburse any expenses) of the Company or any of its Subsidiaries under any Contract, certificate, document or other instrument related to the Financing shall be effective until the Closing and neither the Company nor any of its Subsidiaries shall be required to take any action under any Contract, certificate, document or other instrument that is not contingent upon consummation of the Merger or that would be effective prior to the Merger;

(ii) nothing shall require such cooperation as described in this Section to the extent it would (x) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (y) require the Company or its Subsidiaries to obtain any consent or incur any liability that is not contingent upon consummation of the Merger or that would be effective prior to the Merger or (z) conflict with or result in a violation of any of its obligations under this Agreement or cause any of its representations or warranties under this Agreement to be untrue;

(iii) neither the Company nor any of its Subsidiaries shall be required to provide any legal opinion or other opinion of counsel or any information that would, in the Company’s judgment, result in a violation of applicable Law or loss of attorney-client or other legal privilege;

(iv) Parent and Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented and out-of-pocket costs and expenses (including any such attorney’s and auditor’s fees and expenses) to the extent incurred by the Company or any of its Subsidiaries in connection with performing its obligations under this Section or otherwise requested by Parent to facilitate the Debt Financing;

(v) Parent and Merger Sub shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, liabilities, claims, obligations, damages and expenses (including reasonable out-of-pocket legal fees, costs and expenses) suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith or any actions taken pursuant to this Section 5.6; and

(vi) In no event shall Parent or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby.

SECTION 5.7 Treatment of Senior Notes. Subject to the immediately following sentence, the Company shall use its reasonable best efforts to effect the discharge of the 4.50% Senior Notes due 2023 (the “Notes”) issued by the Company pursuant to Section 8.01(a) of the indenture (as supplemented) governing the Notes (the “Notes Indenture”) substantially concurrently with, but not prior to, the Closing (the “Notes Discharge”). On the Closing Date,

(a) the Company shall use its reasonable best efforts to issue a notice of optional redemption (the “Redemption Notice”) for the outstanding principal amount of the Notes pursuant to Section 5 of the form of note attached to the Notes Indenture (the “Notes Redemption”), with a redemption date as requested by Parent in accordance with the terms of the Notes Indenture, and (b) Parent shall deposit by wire transfer of immediately available funds with the trustee for the Notes, as trust funds, in trust solely for the benefit of the holders of the Notes, the aggregate amount of U.S. dollars specified by the Company as necessary to effect such discharge of the Notes at the Closing pursuant to Section 8.01(a) of the Notes Indenture. The Company shall use its reasonable best efforts to prepare all necessary and appropriate documentation in connection with the Notes Redemption and Notes Discharge, including the Redemption Notice, as applicable. Each of the Company and Parent shall, and shall cause its Subsidiaries and their respective Representatives to, provide cooperation reasonably requested by the other in the preparation of any Redemption Notice and in connection with the Notes Redemption and Notes Discharge. All notices to the trustee for the Notes and the Redemption Notice in connection with the Notes Redemption and Notes Discharge shall be subject to the reasonable review and reasonable approval of, and reasonable comment by, Parent (provided, that such review, comment and approval shall be timely completed so as not to delay the Notes Discharge beyond the Closing Date). Without limiting the foregoing, the Company shall use its reasonable best efforts to furnish to the trustee for the Notes any such officer’s certificate and such other documents and shall cause its legal counsel to furnish any such legal opinion, in each case, relating to the Company and its Subsidiaries to the extent required by the Notes Indenture in connection with the Notes Redemption and Notes Discharge. On or prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent a copy of a payoff letter (subject to delivery of funds), in customary form and substance, from the Administrative Agent (as defined in the Credit Agreement) providing for the repayment of all outstanding indebtedness, other than contingent obligations, under the Credit Agreement.

SECTION 5.8 Employment and Employee Benefits Matters; Other Plans. (a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2018 thereafter, to maintain the severance-related provisions of existing Company Plans in accordance with their terms in effect on the date hereof and to provide 100% of the severance payments and benefits required thereunder pursuant to the terms thereof in effect on the date hereof to be provided any Company Employee terminated during that period.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2018 thereafter, to maintain for any Company Employee who remains employed by the Company or any of its Subsidiaries (i) salary, cash bonus opportunities (excluding the value of equity-based awards) and commission opportunities that are no less favorable in the aggregate than, and (ii) benefits (including health, welfare and retirement benefits but excluding the value of equity-based awards) provided under Company Plans that in the aggregate are substantially comparable to, the salary, cash bonus opportunities (excluding the value of equity-based awards), commission opportunities and benefits (excluding the value of equity-based awards) maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and for purposes of determining future vacation accruals and severance amounts (but not for purposes of benefit accruals under any defined benefit pension plans), under (x) any severance-related provisions of existing Company Plans described in Section 5.8(a) above and (y) any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company for similar purposes under Company Plans immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, in each case, in accordance with its terms in effect on the date hereof, listed on Section 3.11(a) of the Company Disclosure Letter and previously provided to Parent, (ii) all obligations in effect as of the Effective Time under bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries, in each case, in accordance with its terms in effect on the date hereof, listed on Section 3.11(a) of the Company Disclosure Letter and previously provided to Parent and (iii) all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Company Plan that uses such term or a similar term.

SECTION 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or threatened in writing against, relating to or involving the Merger or the other transactions contemplated hereby, and (c) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.11 Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall and shall cause its Subsidiaries to indemnify and hold harmless each present and former director, officer and employee of the Company and its Subsidiaries (each an “Indemnified Person”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, taxes, losses, claims, damages or other liabilities incurred in connection with any Action or threatened Action, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date (including the Merger, the Financing and the other transactions contemplated hereby), whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company and its Subsidiaries are permitted under Delaware Law, including with respect to the advancement of expenses.

(b) For a period of six years from the Effective Time, except as may be required by applicable Law, (i) the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees than are presently set forth in the certificate of incorporation and bylaws (or comparable organizational documents) of such entity, and (ii) no such provisions shall be amended, repealed or otherwise modified during such period in any manner adverse to any such individuals.

(c) Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its Subsidiaries and their present and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company that shall provide such directors, officers and employees with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company and its Subsidiaries. Parent shall pay for the full costs of such tail policy. Following the Closing, the Surviving Corporation shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with its terms, each indemnification agreement set forth on Section 3.13 of the Company Disclosure Letter in effect between the Company or any of its Subsidiaries and any Indemnified Person as of the date hereof.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity or (ii) transfers or otherwise conveys all or a majority of its assets to any Person, then proper provision shall be made so that the successors and assigns of the Surviving Corporation, or the holder of its assets, as the case may be, shall succeed to the obligations set forth in this Section.

(f) This Section is intended to be for the benefit of, and shall be enforceable by, each of the Persons entitled to indemnification and their respective heirs and legal representatives. The indemnification, advancement of expenses and exculpation provided for herein shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to law, contract or otherwise.

SECTION 5.12 Rule 16b-3. The Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b–3 under the Exchange Act.

SECTION 5.13 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation, except as may be required by applicable Law, court process or rule or regulation of the NYSE; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent or Merger Sub before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 5.2(c) or with respect to its receipt and consideration of an Acquisition Proposal. Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company.

SECTION 5.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the New York Stock Exchange to cause (a) the delisting of the Class A Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time; and (b) the deregistration of the Class A Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

SECTION 5.15 Implementation of Neutrality Plan. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with each other and use their reasonable best efforts to undertake (and in the case of Parent and Merger Sub, cause the Guarantors and their respective Controlled Affiliates to undertake), the actions contemplated in the Neutrality Plan (with no requirement to take any other actions that are not specified in Section 5.5(a)(v)) to be taken prior to the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of the United States or other Applicable Jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act and other applicable Antitrust Laws relating to the transactions contemplated by this Agreement (including the equity funding of Parent or Merger Sub) shall have expired or been terminated, and all approvals or applicable waiting periods required under other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

SECTION 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all materiality and Parent Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

(d) Filings and/or Consents. The Company shall have made or received, as applicable, such filings with and/or consents of the FCC and the other Governmental Entities set forth on Schedule 6.2(d) as required to consummate the Merger and the transactions contemplated hereby.

The Company acknowledges and agrees that there are no conditions to the obligation of the Company to effect the Merger other than as expressly set forth in Sections 6.1 and 6.2.

SECTION 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.4(a) and 3.4(b) shall, except for any de minimis inaccuracies, be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) each of the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the remaining representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in the case of this clause (iii), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties in clauses (ii) and (iii), all materiality and Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a) through (c) above.

(e) Appraisal Rights. The holders of not more than eight and one-half percent (8.5%) of the Shares shall have validly demanded appraisal of their Shares in accordance with the DGCL.

(f) CFIUS Approval. The CFIUS Approval shall have been obtained without the imposition of any Burdensome Condition.

(g) Filings and/or Consents. The Company shall have made or received, as applicable, such filings with and/or consents of the FCC and the other Governmental Entities set forth on Schedule 6.2(d) as required to consummate the Merger and the transactions contemplated hereby without the imposition of a Burdensome Condition.

Parent and Merger Sub acknowledge and agree that there are no conditions to the obligation of Parent and Merger Sub to effect the Merger other than as expressly set forth in Sections 6.1 and 6.3.

SECTION 6.4 Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 14, 2017 (the “Outside Date”); provided, that if any of the conditions set forth in Section 6.1(c), Section 6.2(d), Section 6.3(f) or Section 6.3(g) shall not have been satisfied by the Outside Date, then either the Company or Parent shall be entitled to extend the Outside Date by a period of up to three months to September 14, 2017 by written notice to the other (it being understood that in no event shall the Outside Date be extended to a date that is later than the nine-month anniversary of the date of this Agreement without the mutual written consent of Parent and the Company); and provided further that neither party shall have the right to extend the Outside Date or terminate this Agreement pursuant to this paragraph (i) if such party is then in material breach of any of its covenants or other agreements in this Agreement and such breach resulted in, or was a principal cause of, the failure of the Closing to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting consummation of the Merger, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (ii) if such party is then in material breach of any of its covenants or other agreements set forth in Section 5.5 of this Agreement in respect of such judgment, order, injunction, rule, decree or other action; or

(iii) if (A) the Company Stockholder Approval shall not have been obtained at the Stockholder Meeting duly convened or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken or (B) there are holders of insufficient Shares present or represented by a proxy at the Stockholder Meeting to constitute a quorum necessary to conduct the business of the Stockholder Meeting and such meeting is not adjourned or postponed to a later date; provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (iii) if such party is then in material breach of any of its covenants or other agreements in this Agreement and such breach resulted in, or was a principal cause of, the failure of the Company Stockholder Approval to have been obtained or such quorum to not have been obtained; or

(c) by the Company:

(i) if Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of either of the conditions set forth in Section 6.2(a) or 6.2(b) and (B) has not been cured on or prior to the earlier of (x) 45 days after written notice of such breach or failure to perform is given to Parent and (y) the fifth Business Day immediately before the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement;

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(c); provided, that the Company Board shall have authorized the Company to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and the Company shall have (A) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with all provisions of Section 5.2(c), and (C) paid all amounts due pursuant to Section 7.3; or

(iii) if (A) the Merger is not consummated on or before the date required by Section 1.2, (B) the conditions set forth in Sections 6.1 and 6.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date), (C) the Company has irrevocably notified Parent in writing that (1) the Company is ready, willing and able to consummate the Merger on such date and (2) all conditions set forth in Section 6.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) or that it is willing to waive any unsatisfied conditions set forth in Section 6.2 and (D) Parent and Merger Sub fail to consummate the Merger on or before the date that is three Business Days after the delivery of the notice described in clause (C); or

(d) by Parent:

(i) if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of the Company is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of either of the conditions set forth in Section 6.3(a) or 6.3(b) and (B) has not been cured on or prior to the earlier of (x) 45 days after written notice of such breach or failure to perform is given to the Company and (y) the fifth Business Day immediately before the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement;

(ii) the Company Board shall have made an Adverse Recommendation Change; or

(iii) if the Company has materially breached or failed to perform in any material respect any of its covenants or other agreements set forth in Section 5.2 of this Agreement (other than any unauthorized and materially cured breaches or failures).

SECTION 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article, this Agreement shall immediately become void and of no effect; provided, however, that:

(a) Section 5.4(b) (Access to Information; Confidentiality), Section 5.6(g) (Financing), Section 5.13 (Public Announcements), this Section, Section 7.3 (Fees and Expenses), Article VIII (General Provisions), the Confidentiality Agreements and the Limited Guarantees shall survive the termination of this Agreement;

(b) the Company and Parent may have liability as set forth in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a pre-termination breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.3 Fees and Expenses.

(a) Generally. Except as otherwise expressly provided in this Agreement (including this Section 7.3), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Breakup Fee. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), Section 7.1(d)(ii) or Section 7.1(d)(iii); or

(iii) (A) an Acquisition Proposal is made to the Company or the Company’s stockholders generally or is publicly disclosed, in each case, before receipt of the Company Stockholder Approval and not withdrawn, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii), and (C) within twelve months after the date of such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Acquisition Proposal (provided, that for purposes of this paragraph (iii), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

then, in any such event, the Company shall pay to Parent the Breakup Fee. “Breakup Fee” means (i) $20,000,000 if this Agreement is terminated on or before the Cut-off Date by the Company pursuant to Section 7.1(c)(ii) so as to enter into an Alternative Acquisition Agreement with a Person or group of Persons that is an Excluded Person at the time of such termination, (ii) $120,000,000 if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) following an Adverse Recommendation Change relating to an NPAC Intervening Event and (iii) $60,000,000 in all other cases. In no event shall the Company be required to pay the Breakup Fee on more than one occasion. In the event that (A) the Company is obligated to pay the Breakup Fee pursuant to this Section 7.3(b) and (B) Parent shall receive full payment of the Breakup Fee plus any payment obligations pursuant to the succeeding paragraph (f), the receipt of the Breakup Fee by Parent shall be deemed to be liquidated damages, and the Company shall not have any further liability or obligation to Parent, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, and in such event, Parent and Merger Sub shall not seek to recover any money damages or obtain any equitable relief from the Company.

(c) Expense Reimbursement. In the event that this Agreement is terminated: (i) by the Company or Parent pursuant to Section 7.1(b)(i) in a circumstance in which the Breakup Fee is not then payable pursuant to Section 7.3(b)(iii) but could become payable in the future or (ii) by the Company or Parent pursuant to Section 7.1(b)(iii) in a circumstance in which the Breakup Fee is not then payable, then, in any such case, the Company shall pay all of the reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $7,500,000 in the aggregate; provided, that the existence of circumstances which could require the Breakup Fee to become subsequently payable by the Company pursuant to Section 7.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Breakup Fee pursuant to Section 7.3(b) except that the amount of the Breakup Fee in any such circumstance shall be reduced by the amount of any Parent Expenses previously paid to Parent pursuant to this Section 7.3(c).

(d) Failed Closing Fee. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in any such event, Parent shall pay to the Company a fee of $120,000,000 (the “Failed Closing Fee”). In no event shall the Parent be required to pay the Failed Closing Fee on more than one occasion.

(e) Payment Procedures. Payment of the Breakup Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) simultaneously with the termination of this Agreement, in the case of a termination by the Company pursuant to Section 7.1(c)(ii) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day), (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or 7.1(d)(iii), and (iii) simultaneously with entering into a definitive Alternative Acquisition Agreement in respect of such Acquisition Proposal, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(iii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent promptly (in any event within two (2) Business Days) following receipt of an invoice therefor. Payment of the Failed Closing Fee shall be made by wire transfer of same day funds to the accounts designated by the Company as promptly as reasonably practicable after termination of this Agreement entitling the Company to payment of the Failed Closing Fee under the express terms of this Agreement (and, in any event, within five Business Days thereof).

(f) Costs of Recovery. Each of the parties acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts (or any portion thereof) set forth in this Section, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g) Effect of Payment of Failed Closing Fee. Upon payment of the Failed Closing Fee, plus any payment obligations pursuant to the preceding paragraph (f) and Section 5.6(g)(iv) and (v) and any obligations under the Confidentiality Agreements that expressly survive termination of this Agreement pursuant to Section 7.2(a) (collectively, the “Other Parent Obligations”), none of the Parent Parties shall have any further liability or obligation to any of the Company Parties relating to or arising out of (i) this Agreement, the Limited Guarantees, the Financing Commitments or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, or the failure of any of the transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, (ii) any breach or threatened or attempted beach of, or the failure or threatened or attempted failure of Parent or Merger Sub to comply with its respective obligations under, this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) the failure of the Merger or any other transaction contemplated hereby (including the funding of the Financing) to be consummated, or (iv) in respect of any oral representation made or alleged to have been made in connection herewith or therewith, in each case, whether in equity or at law, in contract, in tort or otherwise (the items referred to in the foregoing clauses (i) through (iv), the “Transaction Related Matters”), and in such event, the Company Parties shall not seek, nor shall the Company Parties permit any of their Representatives or any other Person acting on their behalf to seek, to recover any money damages or obtain any equitable relief from any of the Parent Parties.

(h) Limitation of Liability of the Parent Parties/Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, without limiting the Other Parent Obligations or the right of the Company under, solely to the extent provided in, and subject to the terms and conditions of, Section 8.7 to seek specific performance to enforce the terms of this Agreement, or the Company’s rights under the Limited Guarantees or the Equity Financing Commitments, the Company’s right to terminate this Agreement when and as provided in Section 7.1 and, if applicable, to receive the Failed Closing Fee from Parent (or from the Guarantors pursuant to the Limited Guarantees) pursuant to Section 7.3(d), shall be the sole and exclusive remedy of any of the Company Parties in connection with any and all Transaction Related Matters, and in no event shall any of the Company Parties seek, nor shall the Company Parties permit any of their Representatives or any other Person acting on their behalf to seek, any other remedies.

(i) No Monetary Liability of Other Parent Parties. Without limiting (i) the preceding paragraph (h), (ii) the right of the Company under, solely to the extent provided in, and subject to the terms and conditions of, Section 8.7 to seek specific performance to enforce the terms of this Agreement, or (iii) the Company’s rights under the Limited Guarantees or the Equity Financing Commitments, no Parent Party (except Parent, Merger Sub and the Guarantors in respect of the Company’s right (if any) to receive the Failed Closing Fee from Parent (or from the Guarantors pursuant to the Limited Guarantees) pursuant to Section 7.3(d) and the Company’s rights against Parent and Merger Sub in respect of the Other Parent Obligations) shall have any monetary liability to any of the Company Parties for any loss suffered as a result of the Transaction Related Matters.

(j) No Recourse Against Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the parties agree on behalf of themselves and their respective Affiliates that none of the Debt Financing Sources shall have any liability or obligation to the Company, Parent, Merger Sub or any of their respective Affiliates relating to or arising out of this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and neither the Company, Parent nor any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder. This Section 7.3(j) is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company, Parent and Merger Sub.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (b) Section 7.3, this Section 8.1, Section 8.2(ii), Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 may not be amended, modified or supplemented in any manner adverse to any Debt Financing Source without the prior written consent of the Lead Arrangers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 8.2 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that (i) after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (ii) Section 7.3, Section 8.1, this Section 8.2(ii), Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 may not be waived in any manner adverse to any Debt Financing Source without the prior written consent of the Lead Arrangers. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 8.3 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company, to:

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, VA 20166

Attention: Lisa A. Hook

         President and Chief Executive Officer

E-mail: lisa.hook@neustar.biz

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable, Esq.

         Lisa R. Haddad, Esq.

E-mail: scable@goodwinlaw.com; lhaddad@goodwinlaw.com

(ii) if to Parent, Merger Sub or the Surviving Corporation, to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Rishi Chandna

E-mail: rchandna@goldengatecap.com

with a copy (which shall not constitute notice) to:

Nob Hill Law Group, P.C.

247 Michelle Lane

Alamo, CA 94507

Attention: Stephen Oetgen

E-mail: soetgen@goldengatecap.com

with a copy (which shall not constitute notice) to:

c/o GIC Special Investments Pte. Ltd.

280 Park Avenue, 9th Floor

New York, NY 10017

Attention: Jason Young

E-mail: jasonyoung@gic.com.sg

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

E-mail: akirmayer@sidley.com

SECTION 8.5 Certain Definitions. For purposes of this Agreement:

“Action” means any action, suit, hearing, mediation, complaint, charge, inquiry, audit, investigation or proceeding by or before any Governmental Entity, and any other analogous arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, with respect to each of Parent and Merger Sub, “Affiliate” shall be deemed to not include the GIC Guarantor or its Affiliates.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Data” means all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other parties and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Business Systems” means all software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned by or licensed to the Company and its Subsidiaries and used in the conduct of their business.

“Canadian NPAC Contract” means that certain Amended and Restated Agreement for Number Portability Administration Center/Service Management System, effective October 25, 2012, between the Company and Canadian LNP Consortium Inc., as amended.

“Company Parties” means, collectively, the Company, its Subsidiaries, any of their Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, and assignees of each of the Company, its Subsidiaries and any of their Affiliates.

“Company Products” means all software and other products, including any of the foregoing currently in active development, from which the Company or its Subsidiaries are currently deriving revenue from the sale, license, maintenance, subscription, support or provision thereof in the ordinary course of business.

“Company Stock Option” means an option to purchase a Share granted under a Company Stock Plan.

“Company Stock Plans” means, collectively, the NeuStar, Inc. 1999 Equity Incentive Plan, the NeuStar, Inc. 2005 Stock Incentive Plan, the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan, the AMACAI Information Corporation 2004 Stock Incentive Plan, or the Targus Information Corporation Amended and Restated 2004 Stock Incentive Plan.

“Confidentiality Agreements” mean that certain letter agreement, dated as of October 5, 2016, between the Company and Golden Gate Private Equity, Inc., and that certain letter agreement, dated as of November 14, 2016, between the Company and GIC Special Investments Pte. Ltd.

“Contract” means any contract, agreement, commitment, deed, mortgage, lease, license or other legally binding understanding or arrangement.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Credit Agreement” means that certain Credit Agreement among the Company, Morgan Stanley Senior Funding Inc., as Administrative Agent, Initial Swing Line Bank and Collateral Agent, and the guarantors, other agents and lenders party thereto, dated as of January 22, 2013, as amended by Amendment No. 1 to the Credit Agreement and Security Agreement, dated as of December 9, 2015, Amendment No. 2 to Credit Agreement, dated as of December 9, 2015, and Amendment No. 3 to Credit Agreement, dated as of September 28, 2016.

“Customs and International Trade Laws” means any applicable Law concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of 376 Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company in the conduct of its business, or to any of the Business Systems or any Business Data: (a) the Company’s own publicly posted rules, policies, and procedures; (b) all applicable Laws, rules and regulations; and (c) published industry standards adopted by industry trade groups applicable to the industries in which the Company or its Subsidiaries operate and the Business Data is used (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

“Debt Financing Sources” means the entities that have committed to provide, arrange or act as agent or otherwise entered into agreements in connection with the Debt Financing, including the lenders and agents party to the Debt Financing Commitments and any joinder agreements or credit agreements relating thereto (but excluding, for the avoidance of doubt, Parent, Merger Sub and their respective Affiliates, other than Angel Island Capital), together with their respective Affiliates, officers, directors, employees, agents and representatives and successors and assigns.

“Environmental Laws” means all Laws concerning public health and safety, worker health and safety, pollution, or the protection of the environment.

“Equity Financing Sources” means Golden Gate Capital Opportunity Fund, L.P. and Hux Investment Pte Ltd.

“FCC” means the Federal Communications Commission of the United States.

“Foreign Company Plan” means any Company Plan that is maintained pursuant to or is subject to the Laws of a country other than the United States, excluding any benefit plan maintained by a Governmental Entity with respect to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Laws.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a)(i), (a)(ii) and (b) (Organization, Standing and Power), 3.2 (Authority; Execution; Delivery), 3.3(a)(i) (No Conflict; Consents and Approvals), 3.5(b) (Subsidiaries), 3.16 (State Takeover Statutes), 3.17 (Brokers) and 3.18 (Opinion of Financial Advisor).

“Government Official” means any Person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for any office of a Governmental Entity.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal, or arbitral (public or private) or judicial body (including any grand jury).

“Indebtedness” means, with respect to the Company and each of its Subsidiaries, without duplication, (a) all Liabilities of such Person for indebtedness for borrowed money or in respect of loans or advances, (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments, (c) all outstanding reimbursement Liabilities of such Person under surety bonds, letters of credit, banker’s acceptances and other arrangements similar to the foregoing, (d) all Liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services or the acquisition of any business, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (e) all Liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized, (f) all Liabilities of such Person under or pursuant to interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or similar arrangements, (g) all Liabilities of such Person for off balance sheet financing of such Person (other than operating leases), and (h) all Liabilities of such Person for direct or indirect guarantees of another Person in respect of Liabilities of the type set forth in the foregoing clauses.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (c) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (d) software, (e) Internet domain names, (f) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (g) moral rights and (h) rights of privacy and publicity.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 8.5(a) of the Company Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, injunction, judgment, award, ruling or order of any Governmental Entity.

“Lead Arrangers” shall have the meaning set forth in the Debt Commitment Letter.

“Leases” means all leases, subleases, licenses, concessions and other Contracts (written or oral), including all amendments and modifications thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.

“Lien” means any charge, mortgage, lien, pledge, security interest or other analogous right or claim.

“Malicious Code” means any virus, worm, Trojan horse or similar disabling code or program intentionally created by the Company or its Subsidiaries to disrupt or interfere with the equipment upon which the Company Products operate.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that, with respect to preceding clause (a), any events, changes, circumstances, occurrences, effects and states of facts to the extent constituting, arising out of or related to the following shall be disregarded in determining whether or not a Material Adverse Effect has occurred: (i) any change in general economic, business or market conditions (including in national or global financial markets, or in interest rates, exchange rates, currencies or monetary policy); (ii) any change generally affecting any of the industries in which the Company or its Subsidiaries operate; (iii) any change in global, national or regional political or regulatory conditions; (iv) any change in applicable Law; (v) the award of the NPAC Contract to the Winning Bidder, the delivery of the Notices of Non-Renewal in respect thereof on July 1, 2016, any unfavorable material judicial or agency determination (with respect to the Company and its Subsidiaries) with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder, or any decision or announcement by the North American Portability Management LLC or the FCC with respect to the continuation of the provision of transition services by the Company under the NPAC Contract; (vi) any change in GAAP or other applicable accounting regulations or principles or interpretations thereof; (vii) any outbreak or escalation of hostilities or any acts of war or terrorism (regardless of where occurring), or any natural disaster, calamity or other act of god; (viii) any change, in and of itself, in the price, trading volume or credit rating of any of the Company’s securities, whether debt or equity, or loans (provided, that the underlying cause of such change shall, if not otherwise excluded from this definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) any change in or failure to meet, in and of itself, any projections, forecasts, budgets or other estimates of or relating to the Company or any of its Subsidiaries for any period and with respect to any metric (provided, that the underlying cause of such change or failure shall, if not otherwise excluded from this definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (x) the announcement of this Agreement and the transactions contemplated hereby and the identity of the parties hereto (including any adverse impact on relationships, contractual or otherwise, with customers, suppliers, employees or the FCC); (xi) the consummation of the transactions contemplated by this Agreement and the compliance with the terms hereof (including any action or omission taken by the Company or any of its Subsidiaries which is required in connection with this Agreement); (xii) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the request of, or with the prior written consent of, Parent or Merger Sub following the date of this Agreement; or (xiii) any Stockholder Litigation; provided, however, that, with respect to preceding clauses (i), (ii), (iii), (iv), (vi) and (vii), any such event, change, circumstance, occurrence, effect or state of facts may be considered in determining whether or not a Material Adverse Effect has occurred to the extent that it has had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries relative to other businesses in the industries in which the Company or its Subsidiaries operate.

“Neutrality Plan” means the actions and steps contemplated to be taken as described in Schedule 8.5(b).

“NPAC Contract” means (a) the seven regional contracts to provide number portability administration services between the Company and North American Portability Management, LLC, and (b) any successor or future contracts also governing services provided by the Company or any of its Affiliates as the Local Number Portability Administrator(s), as defined by Section 52.21(k) of the rules of the FCC.

“Open Source Software” means any software that is licensed pursuant to: (a) any license that is a license now or in the future approved as an “open source” license by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license under which such software is distributed or licensed as “free software” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, Parent, Merger Sub, the Guarantors, the Debt Financing Sources, the Equity Financing Sources and any of their controlling persons and Affiliates and each of their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, representatives or agents.

“Permitted Lien” means (a) statutory Liens arising by operation of Law with respect to a liability which is not delinquent, (b) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith, (c) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Liens relating to obligations incurred in the ordinary course of business as to which there is no default, or the validity or amount of which is being contested in good faith, (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) incurred in the ordinary course of business, (e) with respect to real property, any Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law that is not violated by the current use or occupancy of such real property or the current operation of the business of the Company or its Subsidiary thereon, (f)

with respect to real property, any Lien or other requirement or restriction of record, or any Lien or other requirement or restriction that would otherwise be set forth in a title report or Lien search, in each case, which does not and would not materially impair the use or occupancy of such real property or the current operation of the business of the Company or its Subsidiary thereon, and (g) Liens arising under securities Laws.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“PVRSU” means a restricted stock unit granted under a Company Stock Plan that is subject to performance-based vesting.

“RSU” means a restricted stock unit granted under a Company Stock Plan that is subject only to time-based vesting.

“Stockholder Litigation” means any claim or proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Technical Deficiencies” means any material defects, technical concerns or problems in any of the Company Products that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

“U.S. Company Plan” means any Company Plan that is maintained pursuant to or is subject to the Laws of the United States.

SECTION 8.6 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement only to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face.

SECTION 8.7 Specific Performance. (a) The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions, and that money damages and other legal remedies would not be an adequate remedy for any such harm. Accordingly, subject to paragraph (b) below, the parties acknowledge and agree that the parties shall be entitled to an injunction or specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that the right of specific performance is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to an injunction or specific performance to cause Parent and Merger Sub to consummate the Merger, or draw down the Equity Financing in connection with consummation of the Merger, if and only if:

(i) the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing; provided, that each such condition is then capable of being satisfied at Closing) have been and continue to be satisfied or waived;

(ii) Parent and Merger Sub have failed to consummate the Merger by the date required pursuant to Section 1.2;

(iii) the Debt Financing has been funded or the agent for the Debt Financing Sources has confirmed that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Parent and Merger Sub shall not be required to draw down the Equity Financing or to consummate the Merger if the Debt Financing is not in fact funded at the Closing); and

(iv) the Company has not terminated this Agreement in accordance with Article VII and the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will take such steps as are in its control to cause the Closing to occur.

(c) Each of the parties agrees that it will not oppose the granting of an injunction or specific performance as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Without limiting the generality of the foregoing, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 8.7 reduce, restrict or otherwise limit the Company’s right to subsequently terminate this Agreement and be paid the Failed Closing Fee and any amounts payable pursuant to Sections 5.6(g)(iv), 5.6(g)(v) and 7.3(f) under, solely to the extent provided in, and subject to the terms and conditions of, Article VII. Notwithstanding the foregoing or anything else in this Agreement to the contrary, for the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (A) an injunction or specific performance to cause Parent and Merger Sub to consummate the Merger, or draw down the Equity Financing in connection with consummation of the Merger, as contemplated by Section 8.7(b) above, and (B) the payment of the Failed Closing Fee pursuant to Section 7.3(d).

(e) In any Action seeking to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action.

SECTION 8.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantees, the Financing Commitments and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.9 No Third Party Beneficiaries. (a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that:

(i) following the Effective Time, the provisions of Section 5.11 shall be enforceable by the Indemnified Persons as provided therein;

(ii) the rights of the Debt Financing Sources under Section 7.3, Section 8.1, Section 8.2(ii), this Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 shall be enforceable by the Debt Financing Sources;

(iii) the provisions of Sections 5.5(b)(i), 5.5(c), 5.5(d), 7.3(g), 7.3(h) and 7.3(i) shall be enforceable by each Parent Party with respect to such Parent Party and its Affiliates and its and their Representatives; and

(iv) the provisions of Section 5.6(g)(v) shall be enforceable by the indemnitees listed therein; and

(v) following the Effective Time, the provisions of Article II shall be enforceable by each holder of Shares (including Restricted Stock and ESPP Shares), Company Stock Options, PVRSUs and RSUs solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto, and may represent an allocation of risk among the parties hereto associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.10 Governing Law.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Notwithstanding anything to the contrary contained herein, each of the Parties to this Agreement agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

SECTION 8.11 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by it or its Affiliates against any other party or its Affiliates shall be brought and determined in the Delaware Court of Chancery or, if under applicable Law the Delaware Court of Chancery does not have proper subject matter jurisdiction, any federal or state court in the State of Delaware (and appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding. Each of the parties agrees not to and to cause its Affiliates not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything to the contrary contained herein, each of the parties to this Agreement agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Each of the parties hereby irrevocably and unconditionally waives that such an Action in any such court is brought in an inconvenient forum.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may without the consent of any party (a) assign this Agreement (in whole or in part) and its rights and obligations hereunder to one or more wholly-owned Subsidiaries of Parent or (b) collaterally assign this Agreement to any Persons providing the Financing to consummate the transactions contemplated by this Agreement pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing, it being understood, in each case, that no such assignment by Parent or Merger Sub shall (i) affect the obligations of the Equity Financing Sources under the Commitment Letters or the Guarantors pursuant to the Limited Guarantees or (ii) materially impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUSTAR, INC.

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Senior Vice President and Chief Financial Officer

AERIAL TOPCO, L.P. By: Aerial Topco GP Corp. ITS: GENERAL PARTNER

By:	/s/ Rishi Chandna
Name: Rishi Chandna
Title: President, Secretary and Treasurer

AERIAL MERGER SUB, INC.

By:	/s/ Rishi Chandna
Name: Rishi Chandna
Title: President, Secretary and Treasurer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

to

Merger Agreement

Certificate of Incorporation of the Surviving Corporation

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEUSTAR, INC.

I. Name. The name of the corporation is NeuStar, Inc. (the “Corporation”).

II. Registered Office. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

IV. Authorized Stock. This Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation has authority to issue is 1,000 with par value of $0.001 per share.

V. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

VI. Election of Directors. Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

VII. Indemnification

A. Right to Indemnification.

1. Subject to the limitations set forth in Section A.2 of this Article VII, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or an executive officer of the Corporation or is or was a director or executive officer of the Corporation serving at the request of the Corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee or agent or in any other capacity while serving as a director, officer, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

2. Notwithstanding any other provision in this Article VII, the Corporation shall not be obligated under this Article VII to make any indemnity in connection with any claim made against an Indemnitee: (a) to the extent expressly prohibited by applicable law; (b) for which payment has actually been made to Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement of the Corporation or any other company or organization on whose board Indemnitee serves at the request of the Corporation, except with respect to any deductible (or the equivalent) from or excess beyond the amount payable or paid under any insurance policy or other indemnity provision; (c) for an accounting of profits made (i) from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, or (ii) from any transactions prohibited under Section 306(a) of the Sarbanes-Oxley Act of 2002; or (d) in connection with any Proceeding (or any part of any Proceeding), including claims and counterclaims, initiated or brought voluntarily by the Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees in their capacity as such, unless (i) the Proceeding is brought pursuant to Section C of this Article VII with respect to the enforcement of rights to indemnification under this Article, (ii) the Board of Directors authorized the Proceeding (or such part of any Proceeding) prior to its initiation or (iii) the Corporation elects to provide the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

B. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section A of this Article VII, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. Notwithstanding the foregoing, the Corporation shall not be required to advance any expenses to an Indemnitee in the event and to the extent that such Indemnitee has entered a plea of guilty in the applicable criminal Proceeding.

C. Right of Indemnitee to Bring Suit. If a claim under Section A or B of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

D. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation (or any of its direct or indirect subsidiaries or affiliates) who does not qualify for indemnification as an Indemnitee under this Article VII to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and executive officers of the Corporation.

G. Nature of Rights. The rights conferred upon Indemnitees in this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

H. Certain Definitions. For purposes of this Article VII, the following terms shall be defined as follows:

1. “executive officer” shall mean (a) any officer of the Corporation with a position of senior vice president (or, if applicable, executive vice president) or higher; or (b) any other officer of the Corporation who is expressly designated by a resolution of the Board of Directors as an “executive officer” for purposes of this Article (regardless of whether such person is designated as an executive officer for other purposes). If an individual is designated an “executive officer” by virtue of clause (a) or (b) of this Section H.1, and the Board of Directors subsequently ceases to designate such individual as an “executive officer,” such individual shall continue to be treated as an “executive officer” with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place a period when such individual was an “executive officer” pursuant to clause (a) or (b) of this Section H.1.

2. “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative or legislative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was involved, or becomes or may become involved, as a party or otherwise, for which indemnification is not prohibited under Section A.2 of this Article VII, including, but not limited to, actions, suits or proceedings in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee or agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity, whether or not Indemnitee is serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Article VII.

I. Constituent Corporations. For the purposes of this Article VII, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

VIII. Amendment. Except as provided in Article VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IX. Corporate Opportunities.

A. In recognition of the fact that the Corporation, on the one hand, and the Investor Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued contractual, corporate and business relations with the Investor Group (including possible service of directors, officers and employees of the Investor Group as directors, officers and employees of the Corporation), the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation, as they may involve the Investor Group, and the powers, rights, duties and liabilities of the Corporation, as well as its directors, officers, employees and stockholders in connection therewith. To the fullest extent permitted by law and except as otherwise agreed in writing: (i) each member of the Investor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, (A) engage in the same, similar or competing business activities or lines of business as the Corporation, (B) do business with any client or customer of the Corporation or (C) make investments in competing businesses of the Corporation, and such acts shall not be deemed wrongful or improper; (ii) no member of the Investor Group shall be liable to the Corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such person’s or entity’s participation therein; and (iii) in the event that any member of the Investor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, on the one hand, and any member of the Investor Group, on the other hand, or any other person or entity, no member of the Investor Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Investor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present or communicate such opportunity to the Corporation, even though such corporate opportunity may be of a character that, if presented to the Corporation, could be taken by the Corporation. The Corporation hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Investor Group to the fullest extent permitted by law.

B. For purposes of this Article IX, the “Investor Group” means Golden Gate Private Equity, Inc., Hux Investment Pte. Ltd. and their respective affiliates and any of their respective managed investment funds and portfolio companies (other than the Corporation and its subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person, and any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions.

C. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Exhibit B

to

Merger Agreement

Bylaws of the Surviving Corporation

SECOND AMENDED AND RESTATED BY-LAWS

of

NEUSTAR, INC.

(hereinafter, the “Corporation” or the “corporation”)

(Effective as of ____________, 2017)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware, as set forth in the Certificate of Incorporation, shall be established and maintained at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address shall be The Corporation Trust Company.

Section 2. Other Offices. The Corporation may also have offices at such other places both within or without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. The Annual Meeting of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.

Section 3. Special Meetings. Special Meetings of Stockholders, for any purpose or purposes, may be called by the President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings. Written notice of an Annual Meeting or Special Meeting stating the place, date, and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

Section 6. Voting. Any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy, except as provided in Section 1 of Article III. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.

Section 7. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The initial directors shall be determined by resolution of the sole incorporator of the Corporation or the Board of Directors, as the case may be. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Section 2. Vacancies. If the office of any director becomes vacant, the remaining directors in office, though less than a quorum, by a majority vote, or by the sole remaining director if only one director remains, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a meeting called for such purpose, may appoint any qualified person to fill such vacancy.

Section 3. Committees. The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President or any one director with one day’s notice to each director, either personally or by mail, telephone or facsimile transmission.

Section 6. Quorum; Board Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Compensation. The Corporation shall reimburse the reasonable expenses incurred by members of the Board of Directors in connection with attendance at meetings of the Board of Directors and of any committee on which such member serves; provided, that the foregoing shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

Section 9. Removal. Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telephone, electronic mail or facsimile transmission.

Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER

AGENTS

Section 1. Directors. The corporation shall indemnify and hold harmless, to the fullest extent not prohibited by the Delaware General Corporation Law (the “DGCL”) or any other applicable law, any director or officer who is made party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or officer of the corporation or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article.

Section 2. Employees and Other Agents. The corporation shall have power to indemnify and hold harmless, to the fullest extent not prohibited by the DGCL or any other applicable law, any employee or other agent who is made party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was an employee or other agent of the corporation or is or was an employee or other agent of the corporation serving at the request of the corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such employees or other persons as the Board of Directors shall determine.

Section 3. Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to or otherwise involved in any proceeding, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Section 4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article VII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Article VII to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Survival of Rights. The rights conferred on any person by this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

Section 8. Amendments. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

Section 9. Saving Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law. If this Article VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 10. Certain Definitions. For the purposes of this Article VII, the following definitions shall apply:

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, ERISA excise taxes, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(d) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

ARTICLE VIII

AMENDMENTS

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the majority vote of the entire Board of Directors. As used in this Article VIII and in these By-laws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies.